COMPANY NOTICE

MOTIENT CORPORATION

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

CUSIP No. 619908 40 3

       Motient Corporation (“Motient”) is offering each holder (each, a “Holder” and collectively, the “Holders”) of Motient Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”), the opportunity to exchange their shares of Series A Preferred for shares of Series B Cumulative Convertible Preferred Stock (the “Series B Preferred”), which will have rights, preferences and privileges substantially identical to the Series A Preferred, except that upon certain defaults with respect to the Series B Preferred, the holders of at least a majority of the then-outstanding shares of Series B Pr eferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defaults with respect to the Series B Preferred have been cured (the “Exchange Offer”).

        If you elect to exchange your shares of Series A Preferred for shares of Series B Preferred, you will also be releasing Motient and its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives for any claims you may have in connection with the Series A Preferred, such as any claim you may have for rescission of your shares of Series A Preferred. In addition, you will be consenting to an amendment to the Registration Rights Agreement dated April 15, 2005 and the Escrow Agreement dated April 15, 2005 relating to the Series A Preferred. As a result of these amendments, (i) the holders of Series B Preferred issued in the Exchange Offer will have the same registration rights initially granted to the holders of Series A Preferred, and (ii) the escrowed funds relating to the Series A Preferred that are exchanged will be placed into e scrow in the same manner for the benefit of the holders of shares of Series B Preferred issued in the Exchange Offer. The escrowed funds relating to the Series A Preferred that are not exchanged will remain in escrow for the benefit of the holders of Series A Preferred. If you tender your shares of Series A Preferred for exchange but withdraw those shares prior to the Expiration Date (defined below), you will not be deemed to have released any claims you may have in connection with the Series A Preferred and you will not have consented to the amendments to the Registration Rights Agreement and Escrow Agreement.

        As described more fully in this Company Notice, Motient is conducting the Exchange Offer in order to (i) enable Motient to provide an effective registration statement covering your resale of shares of common stock issuable upon conversion of the preferred stock and (ii) eliminate any confusion over the voting rights and validity of the Series A Preferred and in connection therewith eliminate any claims you may have with respect to the Series A Preferred. The Exchange Offer is subject to the terms and conditions of this Company Notice, the Letter of Transmittal, and related offer materials, as amended and supplemented from time to time (the “Exchange Offer Materials”). Holders may surrender their shares of Series A Preferred for exchange at any time beginning September 27, 2005 through 5:00 pm., New York City time, on W ednesday, October 26, 2005 (the “Expiration Date”).

        Neither the Series A Preferred nor the Series B Preferred is listed on any national or regional securities exchange or reported on a national quotation system. As such, there is no established trading market for either the Series A Preferred or Series B Preferred and the Series A Preferred trades, and we expect the Series B Preferred will trade, through the PORTAL Market and only sporadically and on a limited basis.

        We are making the Exchange Offer in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Series A Preferred. No party is acting as a solicitation agent or dealer manager in connection with the Exchange Offer. In addition, we have not instructed the Exchange Agent (as defined below) or any other party to solicit exchanges in connection with the Exchange Offer. Motient and the Exchange Agent will answer questions with respect to the Exchange Offer solely by reference to the terms of the Exchange Offer Materials.

        Computershare Shareholder Services, Inc. (“Computershare”) is acting as Exchange Agent for the Exchange Offer (the “Exchange Agent”). To accept the Exchange Offer and have Motient issue shares of Series

B Preferred to you, you must validly surrender the Series A Preferred and the enclosed Letter of Transmittal (the “Letter of Transmittal”) to Computershare (and not have withdrawn your acceptance of the Exchange Offer), before 5:00 p.m., New York City time, on the Expiration Date. Shares of Series A Preferred surrendered for exchange may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. The right of holders to exchange shares of Series A Preferred for shares of Series B Preferred in the Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

By Overnight Courier or Hand:	By Hand in New York:	By Registered or Certified Mail:
Computershare	Computershare	Computershare
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions
250 Royall Street	17 Battery Place, 11th Floor	P.O. Box 43014
Canton, MA 02021	New York, NY 10004	Providence, RI 02940-3014

For Information:

(800) 311-5628

Copies of this Company Notice may be obtained from Computershare at its address set forth above.

NONE OF MOTIENT, THE EXCHANGE AGENT OR ANY OTHER PERSON MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. HOLDERS MUST MAKE THEIR OWN DECISIONS WITH REGARD TO TENDERING SHARES OF SERIES A PREFERRED AND ARE URGED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS IN MAKING SUCH A DECISION.

The Exchange Offer Materials contain important information that should be read before any decision is made with respect to the Exchange Offer. In particular, see “Risk Factors” for a discussion of certain factors that should be considered in evaluating the Exchange Offer. You should consult with your financial and legal advisers, as appropriate.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE EXCHANGE OFFER MATERIALS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOTIENT.

The date of this Company Notice is September 27, 2005, as amended October 11, 2005.

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The Exchange Offer is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such Exchange Offer under applicable securities or “blue sky” laws.

IMPORTANT INFORMATION

Any Holder desiring to tender shares of Series A Preferred pursuant to the Exchange Offer should either: (i) in the case of a beneficial owner whose shares of Series A Preferred are held in book-entry form, request such beneficial owner’s custodian to effect the transaction for such beneficial owner, or (ii) in the case of a Holder who holds physical certificates evidencing such shares of Series A Preferred, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal), and deliver the manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the shares of Series A Preferred to be exchanged and any other required documents to the Exchange Agent. A beneficial owner whose shares of Series A Preferred are registered in the name of a custodian must contact such custodian if such beneficial owner desires to tender shares of Series A Preferred. See “The Exchange Offer — Procedures for Tendering Shares.”

The Exchange Offer is eligible for DTC’s Automated Exchange Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to deliver their Letters of Transmittal and transfer of their shares of Series A Preferred to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Exchange Agent. Holders desiring to tender their shares of Series A Preferred prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

AVAILABLE INFORMATION

Motient is subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Such reports and other information filed with the Securities and Exchange Commission by Motient may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, which may be contacted by telephone at (800) SEC-0330. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically at the Securities and Exchange Commission’s site on the World Wide Web located at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed by Motient with the Securities and Exchange Commission and are incorporated into this Company Notice by reference:

•	Motient's Annual Report on Form 10-K (the "10-K") for the fiscal year ended December 31, 2004, filed on March 31, 2005, as amended April 29, 2005;
•	Motient’s Proxy Statement for the 2005 Annual Meeting of Stockholders, filed on May 18, 2005;
•	Motient's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005, filed on May 10, 2005 and as amended by the Quarterly Report on Form 10-Q/A filed on August 3, 2005, and August 15, 2005, respectively; and
•	Motient's Current Reports on Form 8-K filed August 19, 2005 and September 22, 2005 and Current Report on Form 8-K/A filed August 3, 2005.

Any statement contained in this Company Notice or incorporated herein by reference will be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by Motient pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Company Notice is subsequently incorporated herein by reference and modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Company Notice. Subject to the foregoing, all information appearing in this Company Notice is qualified in its entirety by the information appearing in the documents incorporated by reference.

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Motient will provide without charge to each person to whom this Company Notice is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Motient Corporation, 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069, Attn: General Counsel.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made in this Company Notice are “forward-looking statements.”   These statements are not historical or current facts, but deal with potential future circumstances and developments. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and elsewhere in this Company Notice. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission incorporated herein by reference.

All forward-looking statements speak only as of the date of this Company Notice. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Company Notice.

Motient does not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Company Notice. Additionally, Motient does not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Company Notice. Notwithstanding the foregoing, at any time prior to the Expiration Date, Motient is obligated to update this Company Notice to reflect material changes in the information contained herein.

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Summary--The Exchange Offer

The Company:	Motient Corporation.
Securities to be Exchanged:

Motient will offer holders of its Series A Preferred the opportunity to exchange (A) (i) their shares of Series A Preferred and (ii) a release of any claims (including claims for rescission or damages, if any in fact exist) relating to the issuance of the Series A Preferred for (B) an equal number of shares Series B Preferred. The form of Certificate of Designation of Preferences setting forth the rights, preferences and privileges of the Series B Preferred is attached as Annex A to this Company Notice.

Terms of Series B Preferred:

The Series B Preferred will have identical rights, preferences and privileges as the Series A Preferred, except that upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series B Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding, then the holders of at least a majority of the then-outstanding shares of Series B Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured.

Ratio:	One share of Series B Preferred will be issued per share of Series A Preferred submitted for exchange.
Commencement Date:	September 27, 2005.
Offer Period:	The Exchange Offer will remain open until 5:00 p.m., New York City time, on October 26, 2005, subject to extension by Motient.
Conditions of the Exchange Offer

Consummation of the Exchange Offer is conditioned upon the (i) holders of not less than a majority of the shares of Series A Preferred having tendered their shares of Series A Preferred for exchange and this Exchange Offer and (ii) satisfaction of the General Conditions. Motient, in its reasonable discretion, reserves the right to waive any and all conditions of the Exchange Offer, to the extent it may legally do so, on or prior to the Expiration Date. See “The Exchange Offer — Conditions of the Exchange Offer.”

Withdrawal of Tenders

Tenders of shares of Series A Preferred pursuant to the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date by following the procedures described herein under the captions “The Exchange Offer — Withdrawal of Tenders.” Tenders of shares of Series A Preferred may also be withdrawn if the Exchange Offer is terminated without any shares of Series A Preferred being accepted for exchange, see “The Exchange Offer — Withdrawal of Tenders.”

Tax Implications:	The Exchange Offer is intended to be a tax-free exchange.
Legal Opinion:	Motient’s special Delaware counsel, Richards, Layton & Finger, P.A. will deliver a legal opinion to Motient as to the validity of the shares of Series B Preferred to be issued in the Exchange Offer.
Right to Terminate Offer:	The Board has the right to terminate the Exchange Offer at any time prior to the Expiration Date.

Registration Rights:

As part of the Exchange Offer, holders of Series A Preferred who elect to exchange their Series A Preferred for Series B Preferred will also consent to certain amendments to the registration rights agreement relating to the Series A Preferred. As a result of these amendments, the Series B Preferred issued in the Exchange Offer will have the same registration rights initially granted to the holders of Series A Preferred. Tendering holders who were not original purchasers of the Series A Preferred shall also agree to be subject to the Registration Rights Agreement, as amended.

Escrow Agreement:

As part of the Exchange Offer, holders of Series A Preferred who elect to exchange their Series A Preferred for Series B Preferred will also consent to certain amendments to the escrow agreement relating to the Series A Preferred. As a result of these amendments, the escrowed funds relating to the Series A Preferred that are exchanged will be placed into escrow in the same manner for the benefit of the holders of shares of Series B Preferred issued in the Exchange Offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are answers to some of the questions that you may have about the Exchange Offer. To understand the Exchange Offer fully and for a more complete description of the terms of the Exchange Offer, we urge you to read carefully the remainder of this Company Notice and the accompanying Letter of Transmittal because the information in this summary is not complete and those documents contain additional important information.

•	What is the Exchange Offer?

Motient is offering holders of its Series A Preferred the opportunity to exchange (a)(i) the Series A Preferred and (ii) a release of any claims (including claims for rescission or damages, if any in fact exist) relating to the issuance of the Series A Preferred for (b) an equal number of shares of Series B Preferred. By exchanging shares of Series A Preferred in the Exchange Offer you will also be consenting to certain amendments to the Registration Rights Agreement dated April 15, 2005 (the “Registration Rights Agreement”) and the Escrow Agreement dated April 15, 2005 (the “Escrow Agreement”), the effects of which are described below.

•	Who is offering to exchange my Series A Preferred for Series B Preferred?

Motient Corporation.

•	Why is Motient making the offer?

Motient is making the offer to enable Motient to register your resale of the shares of Motient common stock issuable upon conversion of the preferred stock and to eliminate confusion regarding the voting rights and validity of the Series A Preferred. Motient believes that, so long as questions concerning the validity of the Series A Preferred remain (in particular, questions arising from multiple lawsuits filed by entities affiliated with James Dondero, a director of Motient), it may not be able to obtain the necessary accounting consents required to register your resale of common stock issuable upon conversion of the Series A Preferred. The Series B Preferred will not be subject to questions as to its validity, and therefore Motient expects it will be able to register your resale of shares of common stock issuable upon conversion of the Series B Preferred. As part of the Exchange Offer, you will also be releasing any claims you have against Motient, its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives with respect to the issuance of Series A Preferred, including any claims for rescission or damages you may have.

As required by Section 1123(a)(6) of the Bankruptcy Code in connection with Motient’s 2002 bankruptcy reorganization, Motient’s Certificate of Incorporation prohibits the issuance of non-voting securities. Motient issued the Series A Preferred in a private placement on April 15, 2005. As originally proposed, the Series A Preferred would have voted along with Motient’s common stock on all matters on an as-converted basis. During negotiations with respect to the Series A Preferred, investors affiliated with James Dondero, a director of Motient, requested that the voting rights of the Series A Preferred be limited so that these investors would not be required to file applications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”). Motient agreed to limit the voting rights of the Series A Preferred to the extent appropriate so that these investors would not be required to file HSR applications. The Certificate of Designations for the Series A Preferred, as originally filed, mistakenly stated that the Series A Preferred was only entitled to vote to approve adverse changes to the rights of the Series A Preferred. Motient subsequently filed a Certificate of Correction to accurately set forth the voting rights of the Series A Preferred, which include the right to vote to elect two directors in the event of certain dividend arrearages or other defaults with regard to the Series A Preferred. The mistake regarding the stated voting rights of the Series A Preferred, although corrected by the Certificate of Correction, has created potential confusion regarding the voting rights and validity of the Series A Preferred since Motient’s Certificate of Incorporation does not allow Motient to issue any class of non-voting stock. Due to this confusion with respect to the voting rights and the validity of the Series A Preferred, Motient may not be able to obtain accounting consents required to register the common stock underlying the Series A Preferred. Motient believes it will not be able to register your resale of the shares of common stock issuable upon conversion of the shares of Series A Preferred until this uncertainty has been resolved. The investors affiliated with Mr. Dondero have filed a lawsuit against Motient that, among other allegations and demands, challenges the validity of the Series A Preferred and seeks rescission of their purchase on the basis that the Series A Preferred Stock was void when issued. Therefore, Motient is making the offer to eliminate the uncertainty with respect to the voting rights and validity of the Series A Preferred and enable Motient to register your resale of the shares of common stock issuable upon conversion of the Series B Preferred.

•	Is the Series A Preferred valid?

We believe that the shares of Series A Preferred, with the voting rights corrected by the Certificate of Correction, are valid and are not shares of non-voting securities for purposes of Motient’s Certificate of Incorporation. A group of purchasers of the Series A Preferred, all of which are associated with James Dondero, believes that the Series A Preferred was issued in violation of Motient’s Certificate of Incorporation and are not non-voting securities for purposes of Motient’s Certificate of Incorporation and has filed a lawsuit against Motient seeking, among other remedies, rescission of their purchase on the basis that the shares of Series A Preferred are void. If the affiliates of Mr. Dondero are successful in their litigation against Motient you could have claims for rescission or damages against Motient with respect to your shares of Series A Preferred. We are making the Exchange Offer to eliminate any doubt as to the validity of the preferred shares and any shares of common stock issued upon conversion thereof.

•	What is the effect of the release that the holders of Series A Preferred will provide in connection with the Exchange Offer?

By exchanging your shares of Series A Preferred for shares of Series B Preferred in the Exchange Offer, you will also be releasing Motient and its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives from any claims you may have in connection with the Series A Preferred, including any claim for rescission or damages. This release will also release any derivative claims you may have as a stockholder of Motient against any of these listed persons, for example for costs incurred by Motient in connection with conducting this Exchange Offer. Although Motient believes that the shares of Series A Preferred are valid, by exchanging your shares of Series A Preferred for shares of Series B Preferred, you will no longer have the right to pursue any claims against Motient or the other parties listed above relating to these shares of Series A Preferred. Instead, you will receive shares of Series B Preferred that are identical to the shares of Series A Preferred you currently hold, except that the shares of Series B Preferred have the right to elect a majority of the Motient directors under certain circumstances described above.

•	What is the effect of the amendments to the Registration Rights Agreement and the Escrow Agreement?

The Series A Preferred is entitled to registration rights pursuant to the Registration Rights Agreement and to the benefit of funds deposited in an escrow account pursuant to an Escrow Agreement relating to the payment of dividends on the shares of Series A Preferred. As part of the Exchange Offer, holders of Series A Preferred who elect to exchange their Series A Preferred for Series B Preferred will also consent to certain amendments to the Registration Rights Agreement set forth in the Amended and Restated Registration Rights Agreement set forth on Appendix B hereto and to the Escrow Agreement set forth in the Amended and Restated Escrow Agreement set forth on Appendix C hereto. Also, any tendering holder who was not an original purchaser of the Series A Preferred will agree to be subject to the Registration Rights Agreement, as amended. As a result of these amendments, (i) the holders of Series B Preferred issued in the Exchange Offer will have the same registration rights initially granted to the holders of Series A Preferred and (ii) the escrowed funds relating to the Series A Preferred that are exchanged will be placed into escrow in the same manner for the benefit of the holders of shares of Series B Preferred issued in the Exchange Offer. See “The Exchange Offer — Amendments to Registration Rights Agreement and Escrow Agreement.”

•	Why does Motient believe it will be unable to register the shares of common stock issuable upon conversion of the Series A Preferred?

We do not believe that we will be able to obtain the required accounting consents in order to register the common stock underlying the Series A Preferred due to the confusion over the voting rights of the Series A Preferred, the challenge to the validity of the Series A Preferred and the litigation filed by affiliates of Mr. Dondero relating thereto. If the required accounting consents were given and the Series A Preferred was later found to be void, the accounting firm issuing the consent could have potential liability with respect to the financial statements included in the registration statement that they audited. Therefore , we do not believe we can obtain these consents while these issues are outstanding. In order to provide holders with the benefits that registration of the underlying common stock would provide, however, we are making this Exchange Offer so that we can register the shares of common stock underlying the Series B Preferred pursuant to the Registration Rights Agreement for those purchasers of our Series A Preferred who elect to exchange their shares in the Exchange Offer.

•	Is there any litigation relating to the Exchange Offer?

Yes. On October 7, 2005, Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc. and Highland Capital Management, L.P., each of which is a holder of Series A Preferred and is affiliated with James D. Dondero, a director of Motient, filed a class action complaint in the Court of Chancery of the State of Delaware alleging that Motient has provided inadequate information to the holders of Series A Preferred relating to the Exchange Offer and that the Exchange Offer is coercive. These parties have also requested that the court enjoin the Exchange Offer. We intend to defend this litigation and believe that it is without merit.

•	How many shares of Series A Preferred are currently issued and outstanding?

As of October 11, 2005, there are 408,500 shares of Series A Preferred outstanding.

•	What are the maximum and minimum number of shares of Series A Preferred being sought in the Exchange Offer?

We are offering to exchange all shares of Series A Preferred outstanding for shares of Series B Preferred. It is a condition to the closing of the Exchange Offer that at least a majority of the 408,500 outstanding shares of Series A Preferred are tendered for exchange in the Exchange Offer.

•	What will I receive in the Exchange Offer if I tender my shares of Preferred Stock and they are accepted?

Holders of our Series A Preferred will receive, for each share of Series A Preferred validly tendered and not properly withdrawn, one share of Series B Preferred.

•	What is the difference between the Series A Preferred and the Series B Preferred?

The Series B Preferred is identical to the Series A Preferred, except that upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series B Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding, then the holders of at least a majority of the then-outstanding shares of Series B Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured. Upon similar defaults with respect to the Series A Preferred, the holders of Series A Preferred are entitled to elect two members of Motient’s Board of Directors for successive one-year terms until such defaults with respect to the Series A Preferred have been cured. We will also be able to register your resale the shares of common stock issuable upon conversion of the Series B Preferred, whereas we believe that we will not be able to register your resale of the shares of common stock issuable upon conversion of the Series A Preferred until the questions regarding the validity of the Series A Preferred have been resolved.

•	Will a legal opinion be issued as to the validity of the Series B Preferred issued in the Exchange Offer?

Yes, Motient’s Delaware counsel for this transaction, Richards, Layton & Finger, P.A., will deliver a legal opinion to Motient as to the validity of the shares of Series B Preferred to be issued in the Exchange Offer.

•	What happens to the Common Stock Purchase Warrants issued in connection with the purchase of Series A Preferred?

Whether or not a holder of Series A Preferred elects to tender their shares of Series A Preferred in the Exchange Offer, the Common Stock Purchase Warrants issued to the purchasers of the Series A Preferred will continue to vest in accordance with their terms. See “The Exchange Offer — Common Stock Purchase Warrants.”

•	Is there a trading market for the Series A Preferred and will there be a trading market for the Series B Preferred?

The Series B Preferred, like the Series A Preferred, is not listed on any national or regional securities exchange or reported on a national quotation system. As such, there is no established trading market for the Series A Preferred and there will be no established trading market for the Series B Preferred. The Series A Preferred trades, and we anticipate that the Series B Preferred will trade, on the PORTAL Market.

•	Is the Series B Preferred convertible into Motient common stock?

Yes. Each share of Series B Preferred will be convertible into Motient common stock on the same terms as the Series A Preferred. The initial conversion rate for conversion of the shares of Series B Preferred is approximately 30 shares of Motient common stock per share of Series B Preferred converted. This conversion rate is subject to adjustment in certain events.

•	How can I determine the market value of the Series A Preferred?

There is no established reporting system or market for trading in the Series A Preferred. To the extent that the Series A Preferred is traded, prices of the Series A Preferred may fluctuate widely depending on the price of our common stock, the trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities.

•	Will the shares of Series B Preferred issued in the Exchange Offer be freely transferable?

The shares of Series B Preferred you receive in the Exchange Offer will be subject to the same restrictions on transfer as the Series A Preferred. We intend to list the shares of Series B Preferred on the PORTAL Market but do not intend to list the shares of Series B Preferred for trading on any national or regional securities exchange.

•	May I tender only a portion of the shares of Series A Preferred that I hold?

No. Pursuant to the terms of the Exchange Offer, if you wish to tender any of your shares of Series A Preferred, you must tender all of your shares of Series A Preferred.

•	If I do not surrender my shares of Series A Preferred for exchange, will those shares continue to have the same rights, preference and privileges?

Yes. The Exchange Offer will not impact the rights, preference and privileges of the shares Series A Preferred not surrendered for exchange pursuant. However, due to the questions regarding the validity of the shares of Series A Preferred and our resulting belief that we will be unable to obtain required accounting consents, Motient believes it will not be able to register your resale of the shares of Motient common stock issuable upon conversion of the Series A Preferred until this uncertainty has been resolved.

•	What are the conditions to the Closing of the Exchange Offer?

Consummation of the Exchange Offer is conditioned upon the (i) holders of not less than a majority of the shares of Series A Preferred having tendered their shares of Series A Preferred for exchange in this Exchange Offer and (ii) satisfaction of the General Conditions (defined below). Motient, in its reasonable discretion, reserves the right to waive any and all conditions of the Exchange Offer, to the extent it may legally do so, on or prior to the Expiration Date. If any condition is not satisfied or waived prior to the expiration of the Exchange Offer, we will not accept and exchange any validly tendered shares of Series A Preferred. For more information regarding the conditions to the Exchange Offer, see “The Exchange Offer — Conditions of the Exchange Offer.”

•	How do I tender my Shares of Series A Preferred?

If your shares of Series A Preferred are held through a Custodian, you must instruct your Custodian to tender on your behalf. For shares of Series A Preferred held through DTC, the Exchange Agent must receive, prior to the Expiration Date, a timely Agent’s Message through DTC’s ATOP system. If your shares are registered in your name, you must complete the enclosed Letter of Transmittal and return it (and your Series A Preferred certificates) to the Exchange Agent at the address on the back cover of this Company Notice prior to the Expiration Date.

•	What must I do if I want to withdraw my Shares of Series A Preferred from the Exchange Offer?

You may properly withdraw any shares of Series A Preferred that you validly tender at any time prior to the Expiration Date, which is 5:00 p.m., New York City time, on Wednesday, October 26, 2005, unless we extend it, by following the procedures described in this Company Notice.

If you hold your shares of Series A Preferred through a Custodian through the facilities of DTC, a withdrawal of your shares of Series A Preferred will be effective if you and your nominee comply with the appropriate procedures of DTC’s ATOP system prior to the Expiration Date.

Any notice of withdrawal must identify the shares of Series A Preferred to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. If you have paper certificates for your shares that are registered in your name, to withdraw your shares from the Exchange Offer, you must send a written or facsimile transmission notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this Company Notice prior to the Expiration Date. Your notice of withdrawal must comply with the requirements set forth in this Company Notice.

If you tender your shares of Series A Preferred for exchange but withdraw those shares prior to the Expiration Date, you will not be deemed to have released any claims you may have in connection with the Series A Preferred and you will not have consented to the amendments to the Registration Rights Agreement and Escrow Agreement.

•	When does the Exchange Offer expire?

The Exchange Offer expires at 5:00 p.m., New York City time, on Wednesday, October 26, 2005. Motient may elect, at its sole discretion, to extend the period you have to accept the Exchange Offer.

•	How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly notify DTC and make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, termination or amendments, see “Exchange Offer—Exchange Offer Expiration Date; Extension; Amendment; Termination.”

•	Will I have to pay any fees or commissions for participating in the Exchange Offer?

If you hold physical share certificates and you are the record owner of your shares of Series A Preferred and you tender your shares directly to the Exchange Agent, you will not have to pay any fees or commissions. If you hold your shares through a Custodian, and your Custodian tenders the shares on your behalf, your Custodian may charge you a fee for doing so. You should consult your Custodian to determine whether any charges will apply.

•	Under what circumstances can the Exchange Offer be extended, amended or terminated?

We expressly reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or the information contained in this Company Notice or if we waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, shares of Series A Preferred that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer as amended. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer, at any time prior to the expiration of the Exchange Offer, if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of Series A Preferred will be accepted for exchange, and outstanding shares that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, terminate or amend the Exchange Offer, see “The Exchange Offer — Exchange Offer Expiration Date; Extension; Amendment; Termination.”

•	When will I receive the shares of Series B Preferred in exchange for my shares of Series A Preferred tendered in the Exchange Offer?

If the Exchange Offer is not otherwise extended, amended or terminated, and if all conditions to the Exchange Offer are satisfied or waived by us, in our reasonable discretion, we will, at 9:00 a.m., New York City time (or as promptly as practicable thereafter) on the first business day following the Expiration Date, accept for exchange all shares of Series A Preferred validly tendered and not properly withdrawn, by notifying DTC and the Exchange Agent of our acceptance. We will then issue a press release announcing that fact, and the shares of Series B Preferred will be issued promptly after the closing of the Exchange Offer.

•	What happens to the Series A Preferred and the Series B Preferred if the proposed transaction to acquire MSV and TerreStar is completed?

Based on the proposed terms of these transactions, which are described in “Important Information Concerning the Exchange Offer—Proposed Consolidation of Ownership of MSV and TerreStar” below, none of the terms of the Series A Preferred or Series B Preferred, such as the conversion price or the dividend payment, would change, nor would the holders of Series A Preferred or Series B Preferred be entitled to vote on or have the right to consent to the transaction. In addition, the acquisition of MSV and TerreStar as currently proposed would not be a “change of control” as defined in Section 8 of the Certificate of Designations for the Series A Preferred and Series B Preferred. A consolidation or merger is only a “change of control” under either Certificate of Designations if persons who were beneficial owners before the transaction no longer own at least a majority of the voting power of Motient after the transaction. Taking into account cross-ownership and ownership without voting power (e.g., un-exercised warrants and options), the transaction as currently proposed will not be a change of control.

If Motient decides to spin-off TerreStar after it acquires MSV and TerreStar, Motient anticipates that it would retain a sufficient number of shares of TerreStar so that, if you convert your Series A Preferred or Series B Preferred after TerreStar has been spun-off, you will get shares of both Motient common stock and TerreStar common stock as if you had converted your shares of Series A Preferred or Series B Preferred right before the spin-off of TerreStar. This treatment is contemplated under the Certificate of Designations for both the Series A Preferred and Series B Preferred, which requires Motient to “make appropriate provisions” to ensure that, upon conversion of the preferred stock after a reorganization like the proposed spin-off, the holders get the same thing they would have gotten had they converted before the reorganization. This would be the only “adjustment” to the conversion price of the Series A Preferred or Series B Preferred resulting from the spin-off.

It is important to keep in mind that with respect to this transaction, to date, we have only signed a non-binding term sheet. We still need to negotiate the agreement with the involved parties and need to enter into binding documents, so, as with any non-binding agreement, the terms are subject to change and any transaction would be subject to both Board and stockholder approval.

•	Do I need to do anything if I do not wish to tender my shares of Series A Preferred for exchange?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal to the Exchange Agent or surrender your shares of Series A Preferred electronically through DTC’s ATOP system before the expiration of the Exchange Offer, Motient will not exchange your shares of Series A Preferred and your shares of Series A Preferred will remain outstanding subject to their existing terms.

•	If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my shares of Series A Preferred for exchange in the Exchange Offer?

The receipt of shares of Series B Preferred in exchange for shares of Series A Preferred pursuant to the Exchange Offer will not be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “The Exchange Offer — Material United States Federal Income Tax Considerations” for a summary of the material tax consequences of tendering your shares. You should consult with your own tax advisor regarding the actual tax consequences to you.

•	What does the Board of Directors of Motient think of the Exchange Offer?

Although Motient’s Board of Directors has approved the terms of the Exchange Offer, the Board has not made any recommendation as to whether you should exchange your shares of Series A Preferred for shares of Series B Preferred. The Board has chosen not to make a specific recommendation as to whether you should exchange your shares of Series A Preferred in the Exchange Offer because one of the directors, James Dondero, has expressed strong opposition to the Exchange Offer, as evidenced by the litigation seeking rescission of the purchase of the Series A Preferred and seeking to enjoin the Exchange Offer brought by affiliates of Mr. Dondero. The Board believes it is not appropriate to take a position for or against the Exchange Offer under these circumstances. You are urged to evaluate carefully all of the Exchange Offer Materials and consult with your own investment, tax and legal advisors. You must make your own decision whether to exchange your Series A Preferred.

•	Who can I talk to if I have questions about the Exchange Offer?

Questions and requests for assistance in connection with the Exchange Offer may be directed to Robert Macklin at Motient Corporation at (847) 478-4200.

IMPORTANT INFORMATION CONCERNING THE EXCHANGE OFFER

Information Concerning Motient.

Motient is offering each Holder of Series A Preferred the opportunity to exchange their shares of Series A Preferred for shares of Series B Preferred, which will have rights, preferences and privileges substantially identical to the Series A Preferred, except that upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series B Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding, then the holders of at least a majority of the then-outstanding shares of Series B Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured. The offer to exchange shares of Series A Preferred for Shares of Series B Preferred is subject to the terms and conditions of this Company Notice and Exchange Offer Materials.

Our Business Segments

Motient owns, operates and develops two-way wireless communications businesses. Motient is currently developing a satellite communications service via its majority ownership of TerreStar Networks Inc., a development stage company in the process of building its first satellite. TerreStar was formerly a subsidiary of another satellite communications company, Mobile Satellite Ventures LP, or MSV, as it is commonly known. Motient owns 49% of MSV, but does not have operating control of its business. In addition, Motient owns and operates a two-way wireless data network (the DataTac network) which it uses to provide its customers with two-way wireless data communication services. Motient also has the capability to provide its customers with convenient and cost-effective access to other wireless data networks, such as the Sprint and Cingular networks.

Our Satellite Communications Business - TerreStar

On May 11, 2005, Motient acquired a 61% ownership interest in, and operating control over, TerreStar. Prior to that date, TerreStar was a subsidiary of MSV established to, among other things, develop a satellite communications system in the 2 GHz frequency band, often known as the “S-band.” Motient acquired its ownership interest in TerreStar when, in conjunction with a spin-off of TerreStar to the owners of MSV, Motient purchased an additional $200 million of newly-issued TerreStar common stock. In conjunction with this transaction, TerreStar also received a perpetual, royalty-free license to utilize MSV’s patent portfolio, including those patents related to “ancillary terrestrial component”, or ATC, which Motient anticipates will allow it to deploy a communications network that seamlessly integrates satellite and terrestrial communications, giving a user ubiquitous wireless coverage across North America.

By offering Mobile Satellite Service, or MSS, in the S-band in conjunction with ATC, TerreStar can effectively deploy a hybrid satellite and terrestrial wireless communications network. This network could, for instance, eventually allow a user to utilize a mobile device that would communicate with a traditional land-based wireless network when in range of that network, but communicate with a satellite when not in range of such a land-based network. These mobile devices could be used for a myriad of communications applications, including potentially voice, data and video services.

TerreStar is currently in the process of building its first satellite pursuant to a construction contract with Space Systems/Loral, Inc. This satellite is scheduled to be completed in November 2007, with commercial operations scheduled to begin in 2008. Once launched, the satellite, with an antenna almost sixty feet across, will be able to communicate with terrestrial base stations and standard wireless devices.

Motient’s ability to offer these services depends on TerreStar’s right to receive certain regulatory authorizations allowing it to provide MSS in the S-band. In order to use ATC, TerreStar will need to apply for authority with the FCC, which it has not yet done. These authorizations are subject to various regulatory milestones relating to the construction, launch, and operational date of the satellite system required to provide this service.

 Our Terrestrial Wireless Business - Motient Communications Inc.

Motient provides two-way, wireless data transmission services and wireless internet access on a nationwide basis through its wholly-owned subsidiary, Motient Communications Inc. Motient’s customers can access several different wireless communications networks, including the wireless networks of Sprint, Cingular and Motient’s own DataTac network. Motient can also sell and support multiple software applications and communications devices for use on all of those wireless networks. Additionally, Motient can also design and manage various custom wireless applications our customers may need. In seeking to meet the wireless needs of its customers, Motient has the ability to:

•	provide access to multiple wireless networks, including GPRS (Cingular), 1XRTT (Sprint), and its own proprietary DataTac network and integrate the access to those networks in a single, seamless solution;

•	support wireless data systems used by companies involved in data transmission and processing, so they can connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility;

•	support mobile data and mobile management systems used by transportation and other companies so they can wirelessly coordinate remote, mobile assets and personnel; and

•	sell and support various two-way wireless internet services, including BlackBerry TM wireless email service, providing personal consumers and corporate customers with wireless access to a broad range of email and information services via its own DataTac wireless radio data network or via other GPRS or 1XRTT wireless radio data networks.

Mobile Satellite Ventures

Motient directly and indirectly own 49% of Mobile Satellite Ventures LP, or MSV, a provider of mobile satellite-based communications services. MSV uses two satellites to provide service, which allow customers access to satellite-based wireless data, voice, fax and dispatch radio services almost anywhere in North and Central America, northern South America, the Caribbean, Hawaii and in various coastal waters.

MSV is also developing a next-generation system, a hybrid satellite/terrestrial wireless network over North America that MSV expects will utilize new satellites working with MSV’s patented ATC technology. With access to over 25 MHz of L-band spectrum, MSV expects to be able to deploy terrestrial two-way radio network technology in thousands of locations across the United States, allowing subscribers to integrate satellite-based communications services with more traditional land-based wireless communications services. MSV is headquartered in Reston, VA, with an office in Ottawa, ON, Canada.

MSV is structured as a limited partnership, of which Motient is one of the limited partners. Motient also holds a proportionate ownership interest in the corporate general partner. Motient has certain rights to appoint directors to the sole general partner of the limited partnership, but does not have any direct or indirect operating control over MSV.

Business Structure

As of September 27, 2005, Motient has six wholly-owned subsidiaries, a 61% ownership interest in, and operating control of, TerreStar, and a 49% direct and indirect interest in MSV. Motient Communications Inc. owns the assets comprising Motient’s terrestrial wireless business, except for Motient’s Federal Communications Commission licenses, which are held in a separate subsidiary, Motient License Inc. TerreStar holds all of the satellite assets that Motient has operating control over. Motient’s other subsidiaries have no material assets other than Motient’s ownership interests in MSV and Motient’s various subsidiaries.

Issuance of Series A Preferred

As required by Section 1123(a)(6) of the Bankruptcy Code in connection with Motient’s 2002 bankruptcy reorganization, Motient’s Certificate of Incorporation contains a provision prohibiting Motient from issuing non-voting equity securities. Motient issued the Series A Preferred in a private placement on April 15, 2005. As originally proposed, the Series A Preferred would have voted along with Motient’s common stock on all matters on an as-converted basis. During negotiations with respect to the Series A Preferred, investors affiliated with James Dondero, a director of Motient, requested that the voting rights of the Series A Preferred be limited so that these investors would not be required to file applications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”). Motient agreed to limit the voting rights of the Series A Preferred to the extent appropriate so that these investors would not be required to file HSR applications. However, due to a mistake, the voting rights of the Series A Preferred stated in the Certificate of Designations for the Series A Preferred as originally filed with the Secretary of State of Delaware provided that the Series A Preferred was only entitled to vote to approve adverse changes to the rights of the Series A Preferred. Upon discovering this mistake, Motient promptly filed a Certificate of Corrections with the Secretary of State of Delaware to correctly state that the Series A Preferred had the right to elect two directors under certain circumstances. As described below, the investors affiliated with James Dondero who requested that the voting rights of the Series A Preferred be limited have now filed lawsuits against Motient claiming, among other things, that the Series A Preferred is void because the limited voting rights set forth in the Certificate of Incorporation make the Series A Preferred “non-voting stock” and that the Certificate of Corrections is not effective. Motient believes that the Certificate of Corrections was effective to remedy any problems caused by the mistake. However, Motient is conducting the Exchange Offer to eliminate the uncertainty regarding the validity of the outstanding Series A Preferred raised by the lawsuit or otherwise, and to have holders waive any claim for rescission or damages against Motient arising from the issuance of the Series A Preferred. HSR applications were not required to be filed by purchasers of the Series A Preferred based on the voting rights set forth in either the original Certificate of Designations or the Certificate of Corrections, and will not be required in connection with the acquisition of Series B Preferred in the Exchange Offer based on the voting rights of the Series B Preferred. The Series B Preferred will have voting rights that make them not be “non-voting stock” under our Certificate of Incorporation. Subsequent to our sale of Series A Preferred, entities affiliated with Mr. Dondero filed an HSR application based on their purchases of Motient’s securities in February 2005, two months prior to our issuance of the Series A Preferred.

Proposed Consolidation of Ownership of MSV and TerreStar

On September 22, 2005, Motient announced that it had entered into a non-binding letter of intent with SkyTerra Communications, Inc. and TMI Communications & Company, among others, relating to a transaction to consolidate the ownership of MSV and TerreStar within Motient. The parties anticipate that these transactions, if consummated, will simplify the ownership and governance of both MSV and TerreStar, better enabling both of them to pursue more effectively their deployment of separate hybrid satellite and terrestrial based communications networks providing ubiquitous wireless coverage across all of North America in the L-band and S-band, respectively.

The letter of intent sets forth the basic terms of the proposed transaction, which include, among other things, the following:

•	In connection with all the transactions contemplated by the letter of intent, Motient would issue or commit to issue approximately 77 million shares of common stock in exchange for the outstanding MSV interests not already owned by Motient, and approximately 16 million shares for the outstanding TerreStar shares not already owned by Motient.

•	All of the outstanding MSV and TerreStar interests not already owned by Motient, other than those held by TMI, would be transferred to Motient at closing.

•	TMI would receive the right to exchange its interests in MSV and TerreStar at any time at the same exchange ratios that are being offered to the other shareholders and would subscribe for shares of a new class of Motient preferred stock with nominal economic value but having voting rights in Motient equivalent to those TMI would receive upon exchange of its MSV and TerreStar interests for Motient common stock.

•	SkyTerra would dividend to its securityholders shares of a newly formed company that would hold all of its assets other than its interests in MSV and TerreStar, and then SkyTerra, which would then consist only of its stakes in MSV and TerreStar, would merge in a tax-free transaction with and into a subsidiary of Motient. As a result, in addition to the dividend, SkyTerra’s stockholders would receive Motient common stock at an exchange ratio reflecting equivalent economic value for MSV/TerreStar as received by the other MSV/TerreStar stockholders. In total, SkyTerra common and preferred stockholders would receive approximately 26 million shares of Motient common stock. SkyTerra’s preferred stock would be retired in exchange for Motient common stock with a value equal to its liquidation preference and SkyTerra’s common stockholders would receive the balance of the Motient shares.

•	The parties anticipate that, after the closing of the transaction, TerreStar would likely be spun-off to the stockholders of Motient (including those receiving shares in connection with these transactions). However, this spin-off would be evaluated following the closing of the other transactions, and would only be executed if it is judged by Motient’s Board of Directors to be in the best interests of its stockholders at that time. In the event of a spin off of TerreStar, the exchange ratios applicable to TMI’s exchange right would be modified accordingly.

•	The boards of Motient, MSV and TerreStar would be reconstituted with nine members mutually acceptable to the parties and in compliance with the independence rules and regulations of NASDAQ. TerraStar would have a similarly structured board after the completion of the transaction, separate of Motient and MSV.

•	The parties anticipate that Alex Good, CEO of MSV, would become Motient's new CEO after the transaction. The parties also anticipate that Robert Brumley, CEO of TerreStar, would continue in that role after the transaction with TerraStar maintaining its own management team.

The consummation of the transactions will require successful completion of due diligence, negotiation and execution of definitive documentation, Motient and SkyTerra board and stockholder approval, and various regulatory approvals. Because the letter of intent is non-binding, the parties have no obligation to negotiate such documentation or otherwise consummate the transactions. Therefore, the parties can provide no assurances that the transactions will be consummated on the currently proposed terms or will ever be consummated, or that the required corporate or regulatory approvals will be obtained.

Litigation Challenging the Validity of the Series A Preferred

On August 16, 2005, Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc., and Highland Capital Management, L.P. filed a lawsuit in Dallas County, Texas against Motient challenging the validity of the Series A Preferred on the basis that it is non-voting stock the issuance of which is prohibited by Motient’s Certificate of Incorporation and seeking rescission of their purchase of the shares of Series A Preferred that they purchased from Motient in the private placement in April 2005. These entities acquired 90,000 shares of Series A Preferred for a purchase price of $90 million in that private placement. Although Motient currently has sufficient cash to refund this purchase price and rescind the purchase of Series A Preferred by these investors, Motient believes that this claim is without merit and that it has various equitable defenses to this claim, including, without limitation, acquiescence and estoppel, and intends to vigorously defend this lawsuit.

Litigation Relating to this Exchange Offer

On October 7, 2005, Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc. and Highland Capital Management, L.P, each of which is affiliated with James Dondero, on behalf of themselves and all those similarly situated, filed a class action lawsuit in the Court of Chancery of the State of Delaware against Motient and each of its directors, other than Mr. Dondero, alleging that Motient has provided inadequate information to the holders of Series A Preferred relating to the Exchange Offer and that the Exchange Offer is coercive. These parties have also requested that the court enjoin the Exchange Offer. Motient believes that this claim is without merit and intends to vigorously defend this lawsuit.

Other Litigation

On August 16, 2005, Highland Legacy Limited, a stockholder of Motient, filed suit in the Court of Chancery of the State of Delaware in and for New Castle County against: Motient; Steven Singer, Gerald Kittner, Barry Williamson, Raymond Steele and Gerald Goldsmith, directors of Motient; Peter D. Aquino, a former director of Motient; Christopher Downie, Chief Operating Officer of Motient; Gary Singer; Tejas Inc.; Tejas Securities, Inc.; Communications Technology Advisors LLC; Capital & Technology Advisors, Inc.; and Jared Abbruzzese. Highland Legacy Limited is an affiliate of James Dondero, a director of Motient. The lawsuit alleges breaches of duties allegedly owed to Motient by the defendants and seeks the recovery of fees from certain of these parties relating to prior transactions with Motient. Most of these fees were approved by Mr. Dondero in his capacity as a director of Motient.

Risk Factors

        You should carefully consider the risks and uncertainties described throughout the Company Notice, including those described below, before you decide whether to tender your shares of Series A Preferred.

If you participate in the Exchange Offer, you will release any claims you have against Motient and its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives with respect to the Series A Preferred, including any rescission claims you may have.

One group of purchasers of the Series A Preferred, all of which are affiliated with James Dondero, a director of Motient, has filed a lawsuit against Motient that, among other allegations and demands, challenges the validity of the Series A Preferred and seeks rescission of their purchase on the basis of this alleged invalidity. This group of purchasers contends that the Series A Preferred are void because they were allegedly issued in violation of Motient’s Certificate of Incorporation, and they contend that the Certificate of Corrections that Motient filed with the Secretary of State of Delaware is not effective to cure any such defect. This group of purchasers also seeks rescission based on alleged material misrepresentations and omissions in connection with the issuance of the Series A Preferred. Motient intends to vigorously defend against these allegations and believes that the Series A Preferred is valid. This group of purchasers has also filed suit against Motient’s outside counsel seeking damages allegedly suffered in connection with their purchase of the Series A Preferred, and Motient’s counsel also intends to vigorously defend against these allegations. If you participate in the Exchange Offer, you will release any and all claims you have against Motient and its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives with respect to the Series A Preferred, including any claims for rescission or damages you may have, provided that you will not release any claims you may have for violations of federal securities laws in connection with this Exchange Offer. This release will also release any derivative claims you may have as a stockholder of Motient against any of these listed persons, for example for costs incurred by Motient in connection with conducting this Exchange Offer. If these purchasers affiliated with Mr. Dondero are successful in pursuing their claims against Motient and its outside counsel, the claims you will have waived could have been valuable.

Other Motient stockholders could challenge the validity of the Series A Preferred.

The group of purchasers of the Series A Preferred that is challenging the validity of the Series A Preferred and seeking rescission of their purchase of the Series A Preferred collectively holds 90,000 shares of Series A Preferred, or 22% of the outstanding Series A Preferred. Other Motient stockholders could challenge the validity of the Series A Preferred and seek rescission of their purchase of the Series A Preferred. If any such challenges are successful, your shares of Series A Preferred could be found to be void, in which case you would not be entitled to convert your shares of Series A Preferred into Motient Common Stock, although you may be entitled to rescission or other remedies. If you do not exchange your shares of Series A Preferred in the Exchange Offer, you will continue to be subject to this risk. The shares of Series B Preferred and the shares of common stock issuable upon conversion of the Series B Preferred will not be subject to this risk.

If the current group of holders of Series A Preferred is successful in challenging the validity of the Series A Preferred, Motient may be required to refund the purchase price paid by these investors or pay other damages. Other purchasers of the Series A Preferred could also challenge the validity of the Series A Preferred. If these challenges are successful, Motient might not have sufficient funds to satisfy these claims and could be forced to sell assets or take other actions in order to satisfy these claims.

If the Exchange Offer is completed there will be a more limited trading market for the remaining shares of Series A Preferred.

To the extent that shares of Series A Preferred and Series B Preferred are traded, prices for the Series A Preferred and Series B Preferred may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Series A Preferred, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current prices. To the extent that shares of Series A Preferred are tendered and accepted in the Exchange Offer, the trading market for the remaining shares of Series A Preferred would become even more limited. An equity security with a smaller outstanding number available for trading (a smaller “float”) may command a lower price than would a comparable equity security with a greater float. Therefore, the market price for Series A Preferred not tendered or not exchanged may be affected adversely to the extent that the amount of Series A Preferred tendered pursuant to the Exchange Offer reduces the float of the remaining Series A Preferred. The reduced float of the Series A Preferred may also tend to make the trading price even more volatile. The extent of the public market for the Series A Preferred or Series B Preferred following consummation of the Exchange Offer will depend upon, among other things, the remaining outstanding amount of Series A Preferred after the Exchange Offer, the number of shares of Series B Preferred issued in the Exchange Offer.

There is currently no public market for the Series B Preferred and so it may be difficult to resell them.

There is currently no public market for the shares of Series B Preferred and Motient does not intend to list them for trading on any national securities exchange or to apply to have them admitted for quotation on any automated quotation system. The Series A Preferred trades, and we anticipate that the Series B Preferred will trade, on the PORTAL Market. An active market for the Series B Preferred may not develop or be sustained after the Exchange Offer, which could affect your ability to sell your shares of Series B Preferred or depress the market value of your shares of Series B Preferred.

We believe that we will not be able to register your resale of common stock issuable upon conversion of the Series A Preferred until the questions relating to the validity of the Series A Preferred have been resolved.

As a result of the confusion regarding the validity of the Series A Preferred, we believe that we will not be able to obtain an effective registration statement covering your resale of any shares of common stock issuable upon conversion of the Series A Preferred until these questions have been resolved. If you do not exchange your shares of Series A Preferred in the Exchange Offer, any shares of common stock issued upon conversion of your shares of Series A Preferred prior to Motient being able to obtain an effective registration statement covering your resale of that common stock would be subject to applicable resale restrictions as “restricted stock.” However, since the Series B Preferred will not be subject to questions as to its validity, we should be able to register the shares of common stock issuable upon conversion of the Series B Preferred.

Fluctuations in the market price of Motient’s common stock or in the liquidity of the market for Motient’s common stock could affect the market price and liquidity for the Series A Preferred or Series B Preferred.

The Series A Preferred and the Series B Preferred are convertible into Motient’s common stock. The market price of Motient’s common stock has historically fluctuated over a wide range. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price and liquidity of Motient’s common stock may continue to fluctuate in the future and this could in turn create fluctuations in the market price and liquidity of the Series A Preferred and the Series B Preferred.

For additional risk factors relating to our business, see our periodic reports filed with the Securities and Exchange Commission that are incorporated by reference into this Company Notice.

 The Exchange Offer

        The Exchange Offer Materials contain important information that should be read carefully before any decision is made with respect to the Exchange Offer, and you should also consult with your financial and legal advisers, as appropriate.

Introduction

Motient hereby offers, upon the terms and subject to the conditions set forth in the Exchange Offer Materials, to exchange newly issued shares of Series B Preferred for any and all of the shares are Series A Preferred that are validly tendered (and not validly withdrawn) to the Exchange Agent.

Exchange Offer

For each share of Series A Preferred validly tendered and accepted for exchange pursuant to the Exchange Offer, the Holder will receive one share of Series B Preferred promptly after the Expiration Date. The exchange will be made by the delivery of shares of Series B Preferred by Motient to each Holder tendering shares of Series A Preferred. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Series A Preferred and transmitting the Series B Preferred to Holders. If a Holder tenders any of its shares of Series A Preferred, it is a requirement of the Exchange Offer that such Holder tender all of the shares of Series A Preferred that it owns.

Description of Series B Preferred

Shares of Series B Preferred will have terms substantially identical to the terms of the Series A Preferred, except that upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series B Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding, then the holders of at least a majority of the then-outstanding shares of Series B Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured. See “Comparison of Terms of Preferred Stock.” The form of Certificate of Designation of Preferences of Series B Cumulative Convertible Preferred Stock setting forth the rights, preferences and privileges off the Series B Preferred is attached as Annex A to this Company Notice.

Exchange Offer Expiration Date; Extension; Amendment; Termination

The Exchange Offer will expire at 5:00 p.m., New York City time, on Wednesday, October 26, 2005, unless extended or earlier terminated by Motient. In the event the Exchange Offer is extended, the term “Expiration Date” with respect to such extended Exchange Offer will mean the respective time and date on which the Exchange Offer, as so extended, will expire. Motient expressly reserves the right to extend the Exchange Offer from time to time or for such period or periods as it may determine in its sole discretion by giving oral (to be confirmed in writing) or written notice of such extension DTC and the Exchange Agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Exchange Offer, all shares of Series A Preferred previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by Motient.

To the extent it is legally permitted to do so, Motient expressly reserves the absolute right, in its sole discretion, at any time to (i) waive any condition to the Exchange Offer, (ii) amend any of the terms of the Exchange Offer, or (iii) modify the terms of the Series B Preferred. Any waiver or amendment to the Exchange Offer will apply to all shares of Series A Preferred tendered pursuant to the Exchange Offer. If Motient makes a material change in the terms of the Exchange Offer or waives a material condition of the Exchange Offer, Motient will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to DTC and the Exchange Agent and will disseminate additional Exchange Offer Materials and will extend the Exchange Offer to the extent required by law.

Motient expressly reserves the right, in its sole discretion, to terminate the Exchange Offer for any reason, including, without limitation, that if the conditions to the Exchange Offer described herein are not satisfied. Any such termination will be followed promptly by public announcement thereof. In the event Motient terminates the

Exchange Offer, it will give immediate notice thereof to DTC and the Exchange Agent, and all shares of Series A Preferred theretofore tendered and not accepted for payment will be returned promptly to the tendering Holders thereof. In the event that the Exchange Offer is withdrawn or otherwise not completed, the shares of Series A Preferred will not be exchanged. See “— Withdrawal of Tenders” and “— Conditions of the Exchange Offer.”

Amendments to Registration Rights Agreement and Escrow Agreement

As part of the Exchange Offer, holders of Series A Preferred who elect to exchange their Series A Preferred for Series B Preferred will also consent to the amendment to the Registration Rights Agreement in the form attached as Annex B to this Company Notice. This amendment provides that Motient will use its best efforts the cause the shares of common stock issuable upon conversion of or as dividends on the shares of Series B Preferred to be registered for resale with the Securities and Exchange Commission promptly following the closing of the Exchange Offer. Due to the questions regarding the validity of the Series A Preferred, Motient does not believe that it will be able to obtain accounting consents required to register the common stock underlying the Series A Preferred, and thus Motient believes it will not be able to register your resale of the shares of common stock issuable upon conversion of the shares of Series A Preferred until this uncertainty has been resolved. To the extent a tendering holder was not an original purchaser of the Series A Preferred, such holder, by participating in the Exchange Offer, agrees to be subject to the Registration Rights Agreement, as amended.

Additionally, holders of Series A Preferred who elect to exchange their Series A Preferred for Series B Preferred will also consent to the amendment to the Escrow Agreement in the form attached as Annex C to this Company Notice. This amendment provides that the cash amounts placed into the escrow account relating to the shares of Series A Preferred tendered for exchange will be placed into escrow in the same manner for the benefit of the holders of shares of Series B Preferred issued in the Exchange Offer.

Common Stock Purchase Warrants

The Common Stock Purchase Warrants (the “Warrants”) issued on April 15, 2005 to purchasers of the Series A Preferred will remain outstanding following the Exchange Offer. Pursuant to their terms, the Warrants began to become exercisable, or vest, because the registration statement Motient filed for the resale of the shares of common stock issuable upon conversion of or as dividends on the Series A Preferred was not effective by September 7, 2005. The Warrants will continue to vest on a daily basis thereafter until September 6, 2006 or such earlier date when the registration statement is declared effective by the SEC. However, due to the questions regarding the validity of the Series A Preferred, Motient believes that it will not be able to have the registration statement with respect to the Series A Preferred declared effective by the SEC until these questions are resolved, and Motient therefore expects all Warrants to fully vest by September 6, 2006. Whether or not a holder of Series A Preferred elects to participate in the Exchange Offer, the Warrants will continue to vest in accordance with their terms.

Tender of Shares of Series A Preferred Held Through Custodians

Any beneficial owner whose shares of Series A Preferred are registered in the name of a Custodian or held through DTC and who wishes to tender its shares of Series A Preferred should contact such Custodian promptly and instruct such Custodian to tender its shares of Series A Preferred on such beneficial owner’s behalf.

Custodians or other nominees who hold shares of Series A Preferred on behalf of beneficial owners are precluded from exercising their discretion with respect to tender of shares of Series A Preferred in the Exchange Offer. Custodians and other nominees will not be able to tender shares of Series A Preferred in the Exchange Offer absent specific instructions from the beneficial owner.

Tender of Shares of Series A Preferred Held Through DTC

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their shares of Series A Preferred to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgement from the DTC participant tendering shares of Series A Preferred that are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Exchange Offer as set forth in this Company Notice and the Letter of Transmittal and that Motient may enforce such agreement against such participant. Holders desiring to tender their shares of Series A Preferred prior the Expiration Date through ATOP should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC prior to such respective date.

Tender of Shares of Series A Preferred held in Physical Form

For a Holder to validly tender its shares of Series A Preferred held in physical form pursuant to the Exchange Offer, the certificates for the tendered shares of Series A Preferred, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the back cover of this Exchange Offer prior to or the Expiration Date.

The Letter of Transmittal and shares of Series A Preferred should be sent only to the Exchange Agent, and not to Motient or any other person.

The method of delivery of shares of Series A Preferred, the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder tendering shares of Series A Preferred. Delivery of such documents will be deemed made only when actually received by the Exchange Agent. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such respective date. No alternative, conditional or contingent tenders of shares of Series A Preferred will be accepted.

Additional Tender Procedures for the Exchange Offer

Signature Guarantees. Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the Holder of the shares of Series A Preferred tendered therewith and the shares of Series B Preferred or if any shares of Series A Preferred are not tendered or not accepted for exchange are to be issued directly to such Holder and neither the “Special Payment Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed or (ii) such shares of Series A Preferred are tendered for the account of an Eligible Institution.

Book-Entry Transfer. The Exchange Agent will seek to establish a new account or utilize an existing account with respect to the Outstanding Shares at the Exchange Agent Trust Company (“DTC”) promptly after the date of this Exchange Offer (to the extent such arrangements have not been made previously by the Exchange Agent), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the shares of Series A Preferred may make book-entry delivery of shares of Series A Preferred by causing DTC to transfer such shares of Series A Preferred into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer of shares of Series A Preferred into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Other Matters Regarding Tendering Outstanding Shares

Notwithstanding any other provision hereof, payment for shares of Series A Preferred accepted for payment pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such shares of Series A Preferred, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal.

Tenders of shares of Series A Preferred pursuant to any of the procedures described above, and acceptance thereof by Motient for exchange, will constitute a binding agreement between Motient and the tendering Holder of such shares of Series A Preferred, upon the terms and subject to the conditions of the Exchange Offer.

By executing the Letter of Transmittal as set forth above (or by tendering shares of Series A Preferred through book-entry transfer), and subject to and effective upon acceptance for exchange of, and payment for, the shares of Series A Preferred tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to or upon the order of Motient all right, title and interest in and to all the shares of Series A Preferred tendered thereby, (ii) waives any and all other rights with respect to the shares of Series A Preferred (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of shares of Series A Preferred and the stock certificate under which shares of Series A Preferred s were issued), (iii) releases and discharges Motient and its successors, assigns, subsidiaries, affiliates, officers, directors, agents, attorneys and representatives from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the shares of Series A Preferred, including without limitation any claims that such Holder is entitled to rescission or damages with respect to the issuance of the Series A Preferred, to receive dividends or other distributions with respect to the shares of Series A Preferred (including with respect to conversion and the liquidation preference relating thereto), to participate in any redemption, or offer to purchase, of shares of Series A Preferred, that the shares of Series A Preferred were not validly issued shares, or any derivative claims you may have as a stockholder of Motient against any of these listed persons relating to the issuance of the Series A Preferred, provided that such release shall not release Motient from any claims under the federal securities laws with respect to the Exchange Offer, (iv) consents to the amendments to the Registration Rights Agreement and the Escrow Agreement and, to the extent such person is not a party to the Registration Rights Agreement, agrees to become a party to the Registration Rights Agreement, as amended, and (v) irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered shares of Series A Preferred, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such shares of Series A Preferred, or transfer ownership of such shares of Series A Preferred on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Exchange Agent, (b) present such shares of Series A Preferred for transfer on the relevant security register, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such shares of Series A Preferred (except that the Exchange Agent will have no rights to, or control over or liability for, funds from Motient, except as agent for the tendering Holders, for the shares of Series B Preferred).

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of shares of Series A Preferred will be determined by Motient, in its sole discretion, the determination of which will be final and binding. Alternative, conditional or contingent tenders of shares of Series A Preferred will not be considered valid. Motient reserves the absolute right, in its sole discretion, to reject any or all tenders of shares of Series A Preferred that are not in proper form or the acceptance of which, in Motient’s opinion, would be unlawful. Motient also reserves the right to waive any defects, irregularities or conditions of tender as to particular shares of Series A Preferred or as to delivery as to accompanying Letters of Transmittal.

Motient’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding.

Any defect or irregularity in connection with tenders of shares of Series A Preferred must be cured within such time as Motient determines, unless waived by Motient. Tenders of Series A Preferred will not be deemed to have been made until all defects and irregularities have been waived by Motient or cured. None of Motient, the Exchange Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Series A Preferred and accompanying deliveries of Letters of Transmittal or will incur any liability to Holders for failure to give any such notice.

Acceptance of Shares of Series A Preferred for Exchange

Upon the terms and subject to the conditions of the Exchange Offer, Motient will accept, no later than the Expiration Date, for exchange all shares of Series A Preferred validly tendered pursuant to the Exchange Offer (or defectively tendered, if such defect has been waived by Motient) and not validly withdrawn upon the satisfaction or waiver of the conditions to the Exchange Offer specified herein under “— Conditions of the Exchange Offer.” Motient reserves the right to accept for exchange and exchange all shares of Series A Preferred validly tendered on or prior to the Expiration Date and to extend the Expiration Date to a later date and time announced by Motient. Motient will promptly exchange all shares of Series A Preferred accepted for exchange.

Motient expressly reserves the right, in its sole discretion, to delay acceptance for exchange of shares of Series A Preferred tendered under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Exchange Offer and not accept for exchange any shares of Series A Preferred not theretofore accepted for exchange, if any of the conditions set forth under “— Conditions of the Exchange Offer” are not satisfied or waived by Motient or in order to comply in whole or in part with any applicable law. In all cases, delivery of shares of Series B Preferred in exchange for shares of Series A Preferred accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates representing the shares of Series A Preferred (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal related thereto (or a facsimile thereof or satisfaction of DTC’s ATOP procedures) and any other documents required thereby.

For purposes of the Exchange Offer, Motient will be deemed to have accepted for exchange validly tendered shares of Series A Preferred (or defectively tendered shares of Series A Preferred, if such defect has been waived by Motient) if, as and when Motient gives oral (confirmed in writing) or written notice thereof to the Exchange Agent. Issuance of shares of Series B Preferred for shares of Series A Preferred accepted for exchange in the Exchange Offer will be made by Motient by depositing the shares of Series B Preferred with the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the shares of Series A Preferred and transmitting the shares of Series B Preferred to such Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery by the Exchange Agent of the shares of Series B Preferred will be made promptly for shares of Series A Preferred that have been validly tendered and not validly withdrawn prior to the Expiration Date.

If, for any reason, acceptance for exchange of validly tendered shares of Series A Preferred pursuant to the Exchange Offer is delayed or Motient is unable to accept for exchange validly tendered shares of Series A Preferred pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on behalf of Motient, retain tendered shares of Series A Preferred, without prejudice to the rights of Motient described under “— Exchange Offer Expiration Date; Extension; Amendment; Termination,” “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders” (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

If any tendered shares of Series A Preferred are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, or if certificates are submitted evidencing more shares of Series A Preferred than those which are tendered, certificates evidencing unexchanged shares of Series A Preferred will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal (or, in the case of any shares of Series A Preferred tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “— Tender of Shares of Series A Preferred Held Through DTC,” such Outstanding Shares will be credited to the account maintained at DTC from which such shares of Series A Preferred were delivered), promptly following the Expiration Date or the termination of the Exchange Offer.

Tendering Holders of shares of Series A Preferred exchanged in the Exchange Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the exchange of their shares of Series A Preferred unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto. Motient will pay all other charges and expenses in connection with the Exchange Offer. See “— Exchange Agent” and “Miscellaneous.”

Interests of Officers, Directors and Affiliates of Motient

Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc., and Highland Capital Management, L.P., each of which is an investor affiliated with James Dondero, one of our directors, have indicated to Motient that they are currently evaluating the Exchange Offer and have not yet decided whether or not to tender their shares of Series A Preferred for exchange.

Withdrawal of Tenders

Tenders of shares of Series A Preferred may be withdrawn at any time prior to the Expiration Date, but may not be withdrawn after the Expiration Date. Holders who wish to exercise their right of withdrawal with respect to the Exchange Offer must give written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission, or a properly transmitted “Request Message” through ATOP, which notice must be received by the Exchange Agent at the address set forth on the front cover of this Company Notice (or, in the case of shares of Series A Preferred tendered by book-entry transfer, through ATOP) prior to the Expiration Date or at such other permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the shares of Series A Preferred to be withdrawn (the “Depositor”), the name in which the shares of Series A Preferred are registered (or, if tendered by book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Series A Preferred), if different from that of the Depositor, and the principal amount of shares of Series A Preferred to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such shares of Series A Preferred) to the Exchange Agent, the name of the Holder and the certificate number or numbers relating to such shares of Series A Preferred withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn shares of Series A Preferred (or, in the case of Outstanding Shares transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn shares of Series A Preferred). The notice of withdrawal (other than a notice transmitted through ATOP) must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantees), or be accompanied by evidence satisfactory to Motient and the Exchange Agent that the person withdrawing the tender has the legal authority to withdraw such tender on behalf of the Holder. Holders may not rescind withdrawals of tendered shares of Series A Preferred. However, validly withdrawn shares of Series A Preferred may be retendered by following the procedures therefor described elsewhere in this Exchange Offer at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any withdrawal of tender will be determined by Motient, in its sole discretion, which determination will be final and binding. None of Motient, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tender or incur any liability for failure to give any such notification.

If Motient is delayed in its acceptance for exchange of the shares of Series A Preferred or is unable to exchange the shares of Series A Preferred for shares of Series B Preferred pursuant to the Exchange Offer for any reason, then, without prejudice to Motient’s rights hereunder, tendered shares of Series A Preferred may be retained by the Exchange Agent on behalf of Motient (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

If you tender your shares of Series A Preferred for exchange but withdraw those shares prior to the Expiration Date, you will not be deemed to have released any claims you may have in connection with the Series A Preferred and you will not have consented to the amendments to the Registration Rights Agreement and Escrow Agreement.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, Motient will not be required to exchange the shares of Series A Preferred for the shares of Series B Preferred in connection with the Exchange Offer and may terminate, extend or amend the Exchange Offer if on or prior to the Expiration Date (i) the holders of not less than a majority of the shares of Series A Preferred shall have tendered their shares of Series A Preferred for exchange and this Exchange Offer and (ii) the General Conditions set forth below have not been satisfied or waived.

For purposes of the foregoing provision, all the “General Conditions” will be deemed to be satisfied on the Expiration Date, unless any of the following conditions will occur on or after the date of this Company Notice and on or prior to the Expiration Date:

(i) There will have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in the reasonable judgment of Motient, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Motient, its subsidiaries or its affiliates or which would or might, in the sole judgment of Motient, prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(ii) There will have occurred any development which would, in the reasonable judgment of Motient, materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Motient, its subsidiaries or its affiliates;

(iii) An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction will have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in the reasonable judgment of Motient, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer; and

(iv) There will have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) a material impairment in the trading market for securities similar to the Series A Preferred and Series B Preferred, (d) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (ii) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (i) or (ii), in Motient’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Exchange Offer, or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Exchange Offer are for the sole benefit of Motient and may be asserted by Motient in its reasonable discretion regardless of the circumstances giving rise to such conditions or may be waived by Motient, in whole or in part, in its reasonable discretion, whether or not any other condition of the Exchange Offer also is waived. Motient has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by Motient concerning the events described in this section will be final and binding upon all Holders.

Exchange Agent

Computershare has been appointed the Exchange Agent for the Exchange Offer. The Exchange Agent’s services to Motient consist solely of ministerial and administrative services in connection with the Exchange Offer, such as mailing copies of the Exchange Offer documents to each holder of record of Series A Preferred, accepting and responding to telephone requests for information relating to the Exchange Offer, receiving and examining stock certificates and Letters of Transmittal submitted in the Exchange Offer, acting as the transfer agent and registrar as to the shares of Series A Preferred and Series B Preferred and maintaining a list of Holders who have not yet exchanged their shares. The Exchange Agent will not directly or indirectly solicit any exchanges. All deliveries and correspondence sent to the Exchange Agent should be directed to the address set forth on the cover of this Company Notice. Motient will pay the Exchange Agent a fixed fee of $12,500 for its services and reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. Motient has also agreed to indemnify the Exchange Agent for certain liabilities.

In connection with the Exchange Offer, directors and officers of Motient and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Motient will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Exchange Offer Materials and related documents to the beneficial owners of the shares of Series A Preferred and in handling or forwarding tenders of shares of Series A Preferred by their customers.

Fees and Expenses

The total amount of funds required to pay all fees and expenses in connection with the Exchange Offer is expected to be approximately $100,000, including an SEC filing fee of $48,000, the fee paid to our Exchange Agent of $12,500, legal fees of approximately $35,000 and other miscellaneous expenses of approximately $4,500. Motient expects to obtain these funds from available cash.

MARKET AND TRADING INFORMATION

The Series A Preferred is not listed on any national or regional securities exchange or reported on a national quotation system. There is no established trading market for the Series A Preferred and the Series A Preferred only trades sporadically and on a limited basis. The Series A Preferred trades, and we anticipate that the Series B Preferred will trade, on the PORTAL Market. To the extent that the Series A Preferred is traded, prices of the Series A Preferred may fluctuate greatly depending on the trading volume, the balance between buy and sell orders and the price of Motient common stock into which the shares of Series A Preferred are convertible and, therefore, the last reported sales price may not necessarily reflect the market value of the Series A Preferred. Holders are urged to obtain current information with respect to the market prices for the Preferred Stock.

Each share of Series A Preferred is convertible at any time, at the option of the holder, into Motient common stock at a conversion rate of approximately 30 shares of Motient common stock per share of Series A Preferred.

This conversion rate is subject to adjustment in certain events. Motient common stock is traded on the pink sheets under the symbol “MNCP.” The following tables set forth for the period indicated the high and low bid prices for our common stock for the periods indicated for 2002, 2003, 2004 and 2005.

2005	High	Low
Fourth Quarter (through October 11, 2005)	$ 20.69	$ 18.55
Third Quarter	$ 20.25	$ 19.65
Second Quarter	$ 29.00	$ 17.75
First Quarter	$ 31.45	$ 21.25
2004	High	Low
Fourth Quarter	$ 23.95	$ 8.80
Third Quarter	$ 13.75	$ 8.40
Second Quarter	$ 14.01	$ 6.15
First Quarter	$ 7.45	$ 4.05
2003	High	Low
Fourth Quarter	$ 5.55	$ 3.50
Third Quarter	$ 6.35	$ 4.35
Second Quarter	$ 5.75	$ 2.00
First Quarter	$ 4.00	$ 2.75
2002	High	Low
Fourth Quarter	$ 3.40	$ 0.65
Third Quarter	$ 4.45	$ 0.75
Second Quarter (beginning May 1, 2002)	$ 5.90	$ 3.60

The high and low sales prices represent the intra-day prices on the OTC Bulletin Board during the periods in which we were quoted on the OTC Bulletin Board, and on the Pink Sheets, thereafter. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

On October 11, 2005, the last reported bid price of our common stock was $18.55 per share on the Pink Sheets. As October 11, 2005, there were approximately 111 record holders of our common stock.

 COMPARISON OF TERMS OF PREFERRED STOCK

Motient is a Delaware corporation, subject to the provisions of the General Corporation Law of the State of Delaware, referred to as the “DGCL.” Holders who participate in the Exchange Offer will be entitled to receive shares of Series B Preferred in exchange for shares of tendered Series A Preferred.

Set forth below is a summary of the rights, preferences and privileges of the Series A Preferred and Series B Preferred.  This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the charter and bylaws of Motient, the Certificate of Designations of Series A Cumulative Convertible Preferred Stock as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certification of Designations of the Series A Cumulative Convertible Preferred Stock and the Certificate of Designations of Series B Cumulative Convertible Preferred Stock.

Series A Preferred	Series B Preferred

Voting Rights:

Holders of Series A Preferred have voting rights limited to those listed below, or except as required by the DGCL. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series A Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series A Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series A Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series A Preferred then outstanding then the holders of at least a majority of the then-outstanding shares of Series A Preferred, with the holders of shares of any parity securities issued after April 15, 2005 upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect two directors to Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured. In addition, Motient must obtain the approval of the holders of a majority of the then outstanding shares of Series A Preferred to modify the rights, preferences or privileges of the Series A Preferred in a manner adverse to the holders of Series A Preferred.

Holders of Series B Preferred have voting rights limited to those listed below, or except as required by the DGCL. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of Motient to properly redeem the Series B Preferred Stock, or (c) the failure of Motient to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding then the holders of at least a majority of the then-outstanding shares of Series A Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of Motient’s Board of Directors for successive one-year terms until such defect listed above has been cured. In addition, Motient must obtain the approval of the holders of a majority of the then outstanding shares of Series B Preferred to modify the rights, preferences or privileges of the Series B Preferred in a manner adverse to the holders of Series B Preferred.

Dividends:

From April 15, 2005 to April 15, 2007, Motient is required to pay dividends in cash at a rate of 5.25% per annum (the “Cash Rate”) on the shares of Series A Preferred. Motient was required to place the aggregate amount of these cash dividends, $42,892,500, in an escrow account. These cash dividends will be paid to the holders of Series A Preferred from this escrow account in four semi-annual payments, unless earlier paid pursuant to the terms described below. From April 15, 2007 to April 15, 2010, Motient is required to pay dividends on each share of Series A Preferred either in cash at the Cash Rate or in shares of Motient common stock at a rate of 6.25% per annum.

Same, provided that dividends will be paid from November 15, 2005 on the Series B Preferred since the first dividend payment will have been paid on the Series A Preferred on November 15, 2005, which is prior to the Expiration Date.

Mandatory Redemption:

If any shares of Series A Preferred remain outstanding on April 15, 2010, Motient is required to redeem such shares for an amount equal to the purchase price paid per share plus any accrued but unpaid dividends on such shares.

Same

Conversion Rights:

Each holder of shares of Series A Preferred shall be entitled to convert their shares into shares of Motient common stock at any time. Each share of Series A Preferred will initially be convertible into approximately 30 shares of Motient common stock. Upon conversion, any accrued but unpaid dividends on such shares will also be issued as shares of common stock, in a number of shares determined by dividing the aggregate value of such dividend by $33.33. In addition, if the conversion takes place prior to April 15, 2007 (or if any amounts remain in the escrow account on such date), the converting holder will be entitled to the portion of the escrow account per share of Series A Preferred Stock equal to $10.50 minus all dividends that have been paid on such share from the escrow account (such amount, the “Escrow Portion”). Upon conversion, all amounts paid to holders of Series A Preferred will be paid in shares of Motient common stock.

Same

Conversion Price Adjustment:	The conversion rate is subject to adjustment in specified events, including stock splits, stock dividends, dividends,, subdivisions, combinations or consolidations of common stock.	Same

Mandatory Conversion:

At any time after April 15, 2007, Motient may elect to convert all shares of Series A Preferred into shares of Motient common stock at the conversion price then in effect if during the 90 day period prior to the conversion date the price of Motient common stock has been greater than $43.33 per share.

Same

Change in Control Provisions:

Upon a change in control of Motient, each holder of Series A Preferred shall be entitled to require Motient to redeem such holder’s shares of Series A Preferred for an amount in cash equal to $1,080 per share plus all accrued and unpaid dividends on such shares. In addition if the change in control takes place prior to April 15, 2007 (or if any amounts remain in the escrow account on such date), the holder electing to have such shares redeemed will be entitled to the Escrow Portion remaining as to such share.

Same

Liquidation Preference:	$1,000, plus all accrued but unpaid dividends on such shares plus all amounts set aside for such shares pursuant to the escrow agreement.	Same

Holder Redemption:

If Motient issues securities with greater or equal rights, preferences and privileges to the Series A Preferred and the proceeds from all such issuances exceeds $250 million, Holders shall have the right to require Motient to redeem their shares of Series A Preferred for an amount equal to $1,080 per share, plus all accrued but unpaid dividends on such shares plus all amounts set aside for such shares pursuant to the escrow agreement.

Same

Rights upon Merger or Sale:

Upon any recapitalization, reorganization, reclassification, exchange, substitution, consolidation, merger or sale of all or substantially all of Motient’s assets, Holders shall have the right to require Motient to redeem their shares of Series A Preferred for an amount equal to $1,080 per share, plus all accrued but unpaid dividends on such shares plus all amounts set aside for such shares pursuant to the escrow agreement.

Same

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences to Holders that participate in the Exchange Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. We have not sought any ruling from the Internal Revenue Service (the “I.R.S.”) with respect to the statements made herein, and we cannot assure you that the I.R.S. will not take a position contrary to such statements or that such contrary position taken by the I.R.S. would not be sustained by a reviewing court.

This summary assumes that Holders hold the shares of Series A Preferred as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the Holders’ particular circumstances or to Holders that may be subject to special tax rules, such as, for example:

•	Holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	Holders whose functional currency is not the U.S. dollar;

•	persons that hold shares of Series A Preferred as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell shares of the Series A Preferred under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds shares of Series A Preferred the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding such shares should consult such his or her tax advisor regarding the tax consequences of the Exchange Offer.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a share of stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and control by one or more U.S. persons of all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER.

The receipt of shares of Series B Preferred in exchange for shares of Series A Preferred pursuant to the Exchange Offer will not result in recognition by Holders of taxable gain or loss for U.S. federal income tax purposes. A U.S.

Holder’s tax basis in the shares of Series B Preferred received in the Exchange Offer will be the same as such Holder’s adjusted tax basis of the shares of Series A Preferred exchanged therefor. A U.S. Holder’s holding period for the shares of Series B Preferred will also include the holding period during which such Holder held the shares of Series A Preferred exchanged in connection therewith.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Our annual report on Form 10-K (the “10-K”) for the year ended December 31, 2004, which is incorporated by reference into this Company Notice, includes our audited consolidated financial statements for the years ended December 31, 2003 and 2004. Our quarterly report on Form 10-Q (the “Q2 10-Q”) for the fiscal quarter ended June 30, 2005, which is incorporated by reference into this Company Notice, includes our unaudited consolidated financial statements for the six months ended June 30, 2005.

The following table summarizes our financial results as of and for the fiscal years ended December 31, 2003 and 2004 and for the six month periods ended June 30, 2003 and 2004. The consolidated balance sheet data and the consolidated statement of operations data as of December 31, 2003 and 2004 are derived from the consolidated financial statements of Motient, which were audited by Friedman LLP, successors-in-interest to Ehrenkrantz Sterling & Co. LLC, an independent registered public accounting firm. The consolidated balance sheet data and the consolidated statement of operations data as of June 30, 2004 and 2005 are derived from the unaudited consolidated financial statements of Motient. The financial statements for certain historical periods have been restated to give effect to the accounting treatment with respect to transactions and certain additional financial statement adjustments discussed more fully in the notes to the consolidated financial statements found in our 10-K and Q2 10-Q.

	Years Ended December 31,		Six Months Ended June 30
	2003	2004	2004	2005
	(unaudited)
Income Statement Data:	(dollars in thousands, except for per share data)
Revenues	$54,485	$36,880	$22,939	$8,558
Net income (loss) before XM Radio preferred stock dividend and beneficial conversion charges	(62,122)	(71,964)	(36,629)	(51,408)
XM Radio preferred stock dividend and beneficial conversion charges	---	---	---	---
Net income (loss) attributable to Common Stockholders	(62,122)	(71,964)	(36,629)	(51,408)
Basic and diluted Income (loss) per common share	(2.47)	(2.20)	(1.34)	(0.83)
Dividends on Common Stock	---	---	---	---
Other Data
Ratio of earnings to fixed charges	(9.31)	(12.91)	(12.78)	(21.38)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	3,618	16,945	12,172	275,717
Property and Equipment, net	31,381	17,626	23,608	15,232
Total Assets	157,028	271,467	137,192	1,015,856
Current Liabilities	31,032	12,674	44,174	18,867
Long-Term Liabilities	33,189	675	290	521
Minority Interest	---	---	---	77,635
Stockholders’ Equity (Deficit)	$92,807	$258,118	92,728	510,333
Book value per share	$6.23	$5.27	$5.03	$16.29

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of Motient that is not contained in this Company Notice or the Letter of Transmittal and, if given or made, such information or representation should not be relied upon as having been made or authorized by Motient.

MOTIENT CORPORATION

ANNEX A

FORM OF CERTIFICATE OF DESIGNATIONS OF PREFERENCES OF

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

            The following sets forth the Certificate of Designations of Preferences of Series B Cumulative Convertible Preferred Stock. This Certificate of Designations will be filed with the Secretary of State of the State of Delaware prior to the closing of the Exchange Offer.

CERTIFICATE OF DESIGNATIONS OF THE

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

of

MOTIENT CORPORATION

_____________________________________________

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

____________________________________________

The undersigned does hereby certify that the following resolutions were duly adopted by the Board of Directors (the “Board”) of Motient Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law:

WHEREAS, the Restated Certificate of Incorporation of the Corporation (the “Charter”), authorizes a total of 205,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable from time to time; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board has previously authorized the creation of 450,000 shares of Series A Cumulative Convertible Preferred Stock; and

WHEREAS, the Board wishes to designate a new series of Preferred Stock.

NOW THEREFORE, BE IT

RESOLVED, that pursuant to the authority conferred to the Board by the Charter, the Series B Preferred (as defined in Exhibit A attached hereto), be, and it hereby is, established, created and approved, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth on Exhibit A attached hereto and incorporated herein by reference for all purposes; and further

RESOLVED, that the proper officers be, and each hereby is, authorized, empowered and directed, by and on behalf of the Corporation and in its name, to prepare, execute and deliver, and file with the Secretary of State of the State of Delaware, a Certificate of Designations of the terms, limitations, rights and preferences of the Series B Cumulative Convertible Preferred Stock (the “Certificate of Designations”), with the designations, voting and other powers, preferences, relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth on Exhibit A.

IN WITNESS WHEREOF, Motient Corporation has caused this Certificate of Designations to be signed this ____ day of ____________, 2005.

MOTIENT CORPORATION By:_____________________________________ Christopher Downie Senior Vice President and Chief Operating Officer

2

EXHIBIT A

Section 1.  Number of Shares and Designation. This series of preferred stock shall be designated as “Series B Cumulative Convertible Preferred Stock” and the number of shares which shall constitute such series shall be 500,000 shares, par value $0.01 per share. For the purpose of this Certificate of Designations, the Series B Cumulative Convertible Preferred Stock shall be referred to as the “Series B Preferred.”

Section 2.  Rank.    Series B Preferred shall, with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank on a parity with the Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Parity Securities”), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. At the date of the initial issuance of the Series B Preferred, (i) there will be no Senior Securities authorized or outstanding, (ii) the Series A Preferred, if any, will be the only Parity Securities issued and outstanding and (iii) the shares of Common Stock (including any rights or options exercisable or exchangeable for or convertible into shares of Common Stock) are the only Junior Securities issued and outstanding.

Section 3.     Voting Rights.  Except as required by law and as provided herein, holders of Series B Preferred shall have no voting rights and their consent shall not be required for taking any corporate actions. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods ending on a Dividend Reference Date (defined below), whether or not consecutive; (b) the failure of the Corporation to comply with the provisions of Section 10(a) or Section 10(b) below or (c) the failure of the Corporation to comply with any of the other covenants or agreements set forth in this Certificate of Designations and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding (each of the events described in clauses (a), (b) and (c) being referred to herein as a “Voting Rights Triggering Eventt”), then the holders of at least a majority of the then-outstanding shares of Series B Preferred, and the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of members of the Corporation’s Board of Directors for successive one-year terms until all dividends in arrears on the Series B Preferred have been paid or declared and set apart for payment, the Corporation has complied with the provisions of Section 10(a) or Section 10(b) of this Certificate of Designations, as applicable, or such failure to comply with covenants or other agreements has been cured. Upon the Corporation’s paying or declaring and setting apart of funds for payment of all such dividends in arrears, complying with the provisions of Section 10(a) or Section 10(b) of this Certificate of Designations, as applicable, or curing such failure to comply with covenants or other agreements, the term of office of each director elected will terminate immediately and the number of directors constituting the entire Board of Directors will be reduced by the number of directors elected by the holders of the Series B Preferred and any Parity Securities pursuant to this Section 3. Notwithstanding the foregoing, the Corporation shall not have the right, as long any shares of Series B Preferred are outstanding, to modify the rights, preferences or privileges of the Series B Preferred in a manner adverse to the holders of Series B Preferred without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least a majority of the then-outstanding shares of Series B Preferred, voting or acting, as the case may be, as a single class.

Section 4.        Dividends.

 (a)       From April 15, 2005 or, if the Corporation first issues any shares of Series B Preferred after the close of business on a record date for the payment of dividends on the Series A Preferred, then from and after the payment date for such dividend on the Series A Preferred relating to such record date (in either case, the “Effective Initial Issuance Date”) to April 15, 2007 (the “Second Anniversary Date”), each share of Series B Preferred, prior and in preference to any shares of Junior Securities, shall be entitled to receive, when and as declared by the Board out of funds legally available for the purpose, dividends payable in cash in the amount of $52.50 per share per annum (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred) (the “Cash Rate”). On April 15, 2005, the Corporation placed a cash amount equal to $105.00 per share of Series A Preferred issued on such date into an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement (as it may be amended from time to time, the “Escrow Agreement”) dated such date by and between the Corporation and Equiserve Trust Company N.A., as escrow agent. The shares of Series B Preferred initially issued pursuant hereto are being issued in exchange for a like number of shares of Series A Preferred, and the Escrow Agreement is being amended contemporaneously therewith, with the consent of the holders of a majority of the outstanding shares of Series A Preferred, to provide that the funds held in the Escrow Account will be for the held thereunder for the benefit of the holders of the Series A Preferred and the Series B Preferred. All dividends payable pursuant to this Section 4(a) will be paid from the Escrow Account on the applicable Dividend Reference Date (defined below). After such time as the dividend payment to be made on the Dividend Reference Date that is the Second Anniversary Date (or such earlier date if all amounts held in the Escrow Account have been paid pursuant to the terms hereof) has been paid to the holders of Series B Preferred, any remaining amounts in the Escrow Account shall be distributed to the Corporation. No dividends may be paid on the shares of Series A Preferred or the shares of Series B Preferred unless dividends are contemporaneously paid on each outstanding share of Series A Preferred and Series B Preferred in accordance with the respective terms thereof.

(b)       From the Second Anniversary Date to and including the first to occur of the date on which (i) the Series B Liquidation Amount on such share is paid to the holder thereof in connection with a Liquidation Event, (ii) such share is redeemed by the Corporation pursuant to the provisions hereof, or (iii) such share is converted into shares of Common Stock hereunder, and subject to the rights of any shares of Senior Securities, each share of Series B Preferred, prior and in preference to any shares of Junior Securities, shall be entitled to receive, when and as declared by the Board out of funds legally available for the purpose, dividends payable in cash or shares of Common Stock at the option of the Corporation. Dividends on each share of Series B Preferred shall accrue on a daily basis at the rate of (i) if the Corporation elects to pay the dividend in cash, the Cash Rate or (ii) if the Corporation elects to pay the dividend in shares of Common Stock, at a rate of $62.50 per share of Series B Preferred Stock per annum (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred) (the “Stock Rate”), with the number of shares of Common Stock to be issued as such dividend to be determined by dividing the Stock Rate by the Trading Price on the last Trading Day prior to the applicable Dividend Notice Date (defined below). Dividends may be paid in shares of Common Stock only if a registration statement registering the resale of the shares of Common Stock issuable on such Dividend Reference Date (defined below) has been filed with the Securities and Exchange Commission and such registration statement is effective on the date the Board declares such dividend. The Corporation covenants that all shares of Common Stock that may be issued upon payment of a dividend on the Series B Preferred will, when issued, be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

(c)        The dividends to be paid pursuant to Section 4(a) and Section 4(b) above on the shares of Series B Preferred shall accrue in each case from and including the Effective Initial Issuance Date to and including the date on which such dividends are no longer owed pursuant to the terms hereof. Such dividends shall accrue whether or not they have been declared by the Board and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(d)       To the extent the Corporation has funds legally available to pay in full the dividend on all shares of Series B Preferred then outstanding, dividends will be payable on October 15 and April 15 of each year (each such date, a “Dividend Reference Date” and collectively, the “Dividend Reference Dates”), with the first Dividend Reference Date beginning October 15, 2005. To the extent the Corporation does not have funds legally available to pay in full the dividends on all shares of Series B Preferred then outstanding, all dividends which have accrued on each share of Series B Preferred outstanding during the six month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated at the Stock Rate and shall remain accumulated dividends with respect to each such share until the next Dividend Reference Date on which the Corporation has funds legally available to pay such accumulated dividends in full. The record date (the “Record Date”) for the payment of dividends on the Series B Preferred shall be fixed by the Board and shall not be more than 60 days or less than 10 days preceding each Dividend Reference Date. Dividends shall be payable to the holders of record as they appear on the stock transfer books of the Corporation at the close of business on the Record Date. Five Trading Days prior to each Record Date (the “Dividend Notice Date”), the Corporation will give notice (the “Dividend Notice”) to each holder of Series B Preferred that shall set forth (i) the Record Date and (ii) if the dividend as to which the Dividend Notice relates shall be paid in cash or Common Stock and, if paid in Common Stock, the applicable Trading Price for such dividend.

(e)       Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series B Preferred held by each such holder as compared to all holders of Series B Preferred.

(f)       No dividends, including a dividend that constitutes a return of capital, shall be declared or paid, and no funds shall be set apart for payment, on any Junior Securities, unless (i) written notice of such dividend is given to each holder of shares of Series B Preferred not less than 15 days prior to the record date for such dividend and (ii) a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred pursuant to the Securities Act of 1933, as amended has been filed with the Securities and Exchange Commission and is effective on the date the Board declares such dividend or other distribution.

(g)       No fractional shares of Common Stock shall be issued upon payment of a dividend in shares of Common Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, such amount shall be paid in cash equal to such fraction multiplied by the Trading Price on the last Trading Day prior to the applicable Dividend Notice Date for such dividend then in effect.

Section 5.  Liquidation.

(a)     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), and subject to the rights of any Senior Securities with respect to distributions upon a Liquidation Event, distributions to the holders of the Series B Preferred shall be made in the manner set forth in this Section 5.

(b)     The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership of such stock and pari passu with any distribution of the assets of the Corporation to the holders of any Parity Securities by reason of their ownership of such stock, an amount per share of Series B Preferred then held by them equal to (i) $1,000 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to such shares) plus (ii) all accrued but unpaid dividends on such shares of Series B Preferred that shall have accumulated at the Stock Rate pursuant to Section 4(b) plus (iii) all accrued but unpaid dividends accruing from the most recent Dividend Reference Date to the actual date of such Liquidation Event, Conversion Date (as defined below) or Redemption Date (as defined below), as the case may be, at the Cash Rate, plus (iv) the Escrow Premium (defined below) (the sum of clauses (i), (ii), (iii) and (iv) with respect to such shares of Series B Preferred, the “Series B Liquidation Amount”) and such holders will not be entitled to any further payment with respect to such shares of Series B Preferred. To the extent a share of Series B Preferred is converted pursuant to Section 6 or redeemed pursuant to Section 10 or the Series B Liquidation Amount is payable to the holder of record of such share upon the consummation of a Liquidation

Event pursuant to this Section 5, and the date of such conversion, redemption or Liquidation Event is after any Record Date with respect to the payment of a dividend but on or prior to the applicable Dividend Reference Date, the dividend due on such Dividend Reference Date shall not be included in the Series B Liquidation Amount but shall be payable to the holder of record as of such Record Date of such share of Series B Preferred notwithstanding such conversion, redemption or occurrence of a Liquidation Event prior to such Dividend Reference Date. If upon a Liquidation Event the assets and funds legally available for distribution among the holders of the Series B Preferred and any Parity Securities shall be insufficient to permit the payment to such holders of the full Series B Liquidation Amount and pari passu amounts due with respect to such Parity Securities, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred and such Parity Securities in proportion to the Series B Liquidation Amount and pari passu amounts due with respect to such Parity Securities that each holder of Series B Preferred and such Parity Securities is otherwise entitled to receive.

(c)           After payment in full has been made to the holders of the Series B Preferred of the full Series B Liquidation Amount (and with respect to Parity Securities, such pari passu amounts) due pursuant to Section 5(b) above, the entire remaining assets and funds of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Junior Securities in proportion to their respective rights to same.

(d)           If any of the assets of the Corporation are to be distributed under this Section 5, or for any purpose, in a form other than cash, the value of such assets will be its fair market value, as determined in good faith by the Board. Any securities to be delivered to the holders of Series B Preferred, Parity Securities or Junior Securities, as the case may be, shall be valued as follows:

(1)     If traded on a securities exchange or through the Nasdaq National or Small Cap Markets, the value shall be deemed to be the average of the Closing Prices of the securities on such exchange over the 10 Trading Day period ending three (3) days prior to the closing;

(2)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 10 Trading Day period ending three (3) days prior to the closing; and

(3)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Section 5(e)(1) or (2) above to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

(e)           Prior to the occurrence of a Liquidation Event, the Corporation shall give each holder of record of Series B Preferred written notice (the “Liquidation Event Notice”) not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction or event, or fifteen (15) days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the impending transaction or event and the provisions of this Section 5. The transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

Section 6.   Conversion. The holders of the Series B Preferred have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after such share is issued until the date such share of Series B Preferred shall have been redeemed by the Corporation at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Amount by the Series B Conversion Price in effect at the time of conversion (the “Optional Conversion Date”). The initial conversion price of the Series B Preferred shall be $33.33 (the “Series B Conversion Price”). The Series B Conversion Price shall be subject to adjustment as hereinafter provided.

(b)           Mandatory Conversion. At any time after the Second Anniversary Date, each share of Series B Preferred shall be converted into shares of Common Stock at the Series B Conversion Price then in effect on the date (the “Mandatory Conversion Date” and, together with the Optional Conversion Date, the “Conversion Date”), if the Corporation shall so elect. Notice of such election by the Corporation shall be set forth in a written notice that the Corporation shall give to each record holder of Series B Preferred regarding the conversion of all outstanding shares of Series B Preferred pursuant to this Section 6(b) (the “Mandatory Conversion Notice”). Provided, however, that conversion of shares of Series B Preferred into shares of Common Stock pursuant to this Section 6(b) shall only occur if (i) during the 90 calendar day period immediately preceding the Mandatory Conversion Date, the Closing Sale Price of the Common Stock has been greater than $43.33 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Common Stock) for a total of not less than 15 Trading Days within a period of 20 consecutive Trading Days during such 90 calendar day period and (ii) a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred pursuant to the Securities Act of 1933, as amended has been filed with the Securities and Exchange Commission and such registration statement is e ffective on the date the Corporation gives the Mandatory Conversion Notice.

(c)         Mechanics of Conversion.

(1)           No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction based on the Closing Sale Price of the Common Stock on the last Trading Day prior to the Conversion Date.

(2)           Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) above and upon the occurrence of the event specified in

Section 6(b) above, as the case may be, and to receive certificates representing shares of Common Stock therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred and, if the conversion is effected pursuant to Section 6(a) above, shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event be deemed to have been converted, automatically and without any further action on the part of the holder of the Corporation, in accordance with Section 6(b) above. The Corporation shall, as promptly as practicable thereafter, issue and deliver to such holder’s address of record a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the certificates representing shares of Series B Preferred to be surrendered are received by the Corporation or any transfer agent for the shares of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Corporation covenants that all shares of Common Stock that may be issued upon conversion of the Series B Preferred will, when issued, be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

(d)        Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 7. Adjustment of Series B Conversion Price.

(a)           Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series B Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. The Series B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 7(a). For the purposes of clarity, no adjustment shall be made with respect to the payment of a dividend of stock purchase rights in connection with the issuance of up to approximately $21.4 million of shares of Common Stock at a per share price of $8.57 pursuant to a follow on rights offering to certain of the Corporation’s existing common stockholders, for which the record date for payment of such dividend was December 14, 2004 but such dividend has not yet been paid.

(b)           Reorganization, Reclassification, Exchange, Substitution, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, exchange, substitution, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. In any Organic Change that is also a Change in Control, the holders of Series B Preferred shall also have the rights set forth in Section 10(a) below. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofor acquirable and receivable upon the conversion of such holder’s Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 7(b) shall apply similarly and equally to successive Organic Changes.

(c)           No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 6 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

(d)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to Section 7 hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other securities and property which at the time would be received upon the conversion of Series B Preferred.

Section 8.   Change in Control.

(a)         “Change in Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Corporation’s assets to any Person or group of related Persons (other than to any of the Corporation’s majority owned subsidiaries) as defined in Section 13(d) of the Exchange Act;

(2) if any Person or group shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation; or

(3) any consolidation or merger by the Corporation where Persons who were beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the Corporation’s shares of voting stock immediately prior to such transaction no longer own at least a majority of the total voting power of the continuing or surviving corporation or entity.

(b)         Prior to the occurrence of a Change in Control, the Corporation shall give each holder of record of Series B Preferred written notice (the “Change in Control Notice”) not later than 10 days prior to the record date for the stockholders’ meeting called to approve such transaction or event, or 15 days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the Change in Control transaction or event and the provisions of Section 10(a) below. The Change in Control transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

Section 9.          Senior Security Cap.

(a)          If at any time after the Effective Initial Issuance Date (i) any shares of Series B Preferred are outstanding, (ii) the Corporation issues Senior Securities, Parity Securities or debt securities (“Debt Securities” and, together with Senior Securities and Parity Securities, “Additional Securities”) and (iii) the aggregate gross proceeds from (A) the issuance of such Additional Securities plus (B) the issuance of all other Additional Securities issued after April 15, 2005 (but not including the shares of Series A Preferred issued pursuant to the Securities Purchase Agreement dated April 15, 2005 by and among the Corporation and the Purchasers listed on Schedule A thereto or the shares of Series B Preferred issued in exchange for such shares of Series A Preferred), exceeds $250,000,000 (the date of which such events shall have occurred shall be defined as the “Senior Security Trigger Date”), the holder of each share of Series B Preferred shall have the rights set forth in Sections 9(b) and 10(a) below.

(b)          Within 5 days following the Senior Security Trigger Date, the Corporation shall give each holder of record of Series B Preferred written notice (the “Senior Security Notice”) of the occurrence of the Senior Security Trigger Date. The Senior Security Notice shall notify such holder of the occurrence of the Senior Security Trigger and describe the provisions of Section 10(a) below.

Section 10.         Redemption.

(a)           Holder Redemption. Upon the occurrence of either a Change in Control or the Senior Security Trigger Date, each holder of Series B Preferred (each, a “Requesting Holder” and collectively, the “Requesting Holders”) may, by giving written notice to the Corporation, within 10 Trading Days following the date the Corporation gives the Change in Control Notice (defined below) or the Senior Security Notice, as applicable, require the Corporation to redeem all or a portion of the shares of Series B Preferred then held by such Requesting Holder. In such redemption the Corporation shall redeem, out of lawfully available funds, shares of Series B Preferred, for an amount in cash for each share of Series B Preferred requested to be redeemed by a Requesting Holder equal to (i) $1,080 per share of Series B Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred), plus (ii) all accrued but unpaid dividends on the shares of Series B Preferred to be redeemed, plus (iii) an amount in cash for each share of Series B Preferred equal to the Escrow Premium (defined below) for each such share of Series B Preferred (the sum of clauses (i), (ii) and (iii) with respect to such shares of Series B Preferred, the “Holder Redemption Price”) on the date of the redemption (the “Holder Redemption Date”).

The “Escrow Premium” for a share of Series B Preferred shall be equal to $105.00, minus the aggregate amount, if any, of dividends paid per share of Series A Preferred for which the record date occurs prior to the issuance date of any shares of Series B Preferred, minus the aggregate amount of dividends paid per share of Series B Preferred since the Effective Initial Issuance Date, minus all accrued but unpaid dividends per share of Series B Preferred.

(b)           Mandatory Redemption. The Corporation shall redeem all, and not less than all, then outstanding shares of Series B Preferred on April 15, 2010 (the “Mandatory Redemption Date” and, together with the Holder Redemption Date, a “Redemption Date”), for an amount in cash for each share of Series B Preferred equal to 100% of the Series B Liquidation Amount then in effect (the “Mandatory Redemption Price” and, together with the Holder Redemption Price, the “Redemption Price”).

(c)           Redemption Payments. The Redemption Price shall be paid in cash from any funds legally available therefor. If the funds of the Corporation legally available for redemption of shares of Series B Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred. The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will be used to redeem the balance of the shares that the Corporation has become obliged to redeem on the Redemption Date but that it has not redeemed.

(d)           Redemption Procedures. In the event the Corporation is required to redeem shares of Series B Preferred, the Corporation shall send a written notice (the “Redemption Notice”) by first class mail to each holder of record of Series B Preferred at such Holder’s registered address, not more than 60 days nor less than 10 days prior to the Redemption Date stating:

(1) the Redemption Date;

(2) the Redemption Price;

(3) that holders of Series B Preferred who want to convert shares of Series B Preferred must satisfy the requirements set forth in Section 6(c) hereof and that the date on which the right to convert the shares of the Series B Preferred called for redemption will terminate shall be at the close of business on the Trading Day immediately preceding the Redemption Date (unless the Corporation shall default in making the payment of the Redemption Price then due, in which case the right of the holder to convert such holder’s shares of Series B Preferred shall terminate on the date such default is cured and such shares of Series B Preferred are redeemed);

(4) the date on which the right to convert the shares of Series B Preferred called for redemption will terminate and the place or places where and manner in which such shares of Series B Preferred may be surrendered for conversion;

(5) that certificates representing shares of the Series B Preferred called for redemption must be surrendered to the Corporation to collect the Redemption Price;

(6) if fewer than all the outstanding shares of the Series B Preferred are to be redeemed by the Corporation, the number of shares to be redeemed; and

(7) any other information the Corporation wishes to present.

(e)           Payment of Redemption Price.

(1) If the Corporation gives a Redemption Notice pursuant hereto, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall segregate or cause to be segregated cash sufficient to pay the Redemption Price and shall pay the Redemption Price to holders of such shares of the Series B Preferred upon surrender of their certificates evidencing their shares of Series B Preferred at the office of the Corporation or of any transfer agent for the Series B Preferred. On and after the Redemption Date, all rights of holders of such shares of Series B Preferred that have been redeemed shall terminate, other than the right of such holders to receive the Redemption Price upon delivery of the certificates formerly evidencing such redeemed shares of Series B Preferred, payable in accordance with the terms hereof, unless the Corporation defaults in making payment of such Redemption Price.

(2) Payment of the Redemption Price for shares of the Series B Preferred is conditioned upon transfer and delivery of certificates representing, immediately prior to the Redemption Date, the shares of Series B Preferred being redeemed, together with necessary endorsements, to the Corporation at any time after delivery of the Redemption Notice by the Corporation.

(3) If fewer than all of the outstanding shares of Series B Preferred are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the Corporation shall redeem from each Holder such Holder’s pro rata share of the number of shares of Series B Preferred to be redeemed. If any Holder of shares of Series B Preferred selected for partial redemption elects to convert any of such Holder’s shares of Series B Preferred after receipt of the Redemption Notice with respect to such partial redemption and prior to the applicable Redemption Date, the number of shares of Series B Preferred of such Holder that would have been redeemed pursuant to such partial redemption shall be reduced by the number of shares of Series B Preferred so converted.

(4) Upon surrender of a certificate or certificates representing shares of Series B Preferred that is or are redeemed in part, the Corporation shall execute and deliver to the holder of such shares a new certificate or certificates representing shares of the Series B Preferred in an amount equal to the unredeemed portion of the whole shares of Series B Preferred surrendered for partial redemption.

(f)           General. On and after any Redemption Date, provided that the Corporation has made available at the office of the transfer agent for the Series B Preferred a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series B Preferred called for redemption (except for the Redemption Premium), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Convertible Series B Preferred shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.

Section 11.          Notice. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series B Preferred shall be deemed given three (3) calendar days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

Section 12.         Definitions. The following terms, as used herein, shall have the following meanings:

(a)           “Closing Price” means, for any security as of any date, the last closing trade price for such security on the principal United States securities market on which such security is traded as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”), or, if such exchange begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m. (New York City time) as reported by Bloomberg, or, if such exchange is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the highest bid prices and the lowest ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC.

(b)           “Closing Sale Price” means, with respect to the Common Stock, for any day, the Closing Price per share of Common Stock.

(c)            “Trading Day” means (x) if the applicable security is quoted on the Nasdaq National Market System, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC (“AMEX”) or another national securities exchange, a day on which the NYSE, the AMEX or such other national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(d)           “Trading Price” means, with respect to the Common Stock, for any day, the average of the Closing Sale Price of the Common Stock on the twenty consecutive Trading Days ending the last Trading Day before applicable date.

ANNEX B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

The following sets forth the Amended and Restated Registration Rights Agreement compared to show changes from the Registration Rights Agreement. Deleted text is shown in “strike through” format and new text is presented with an underline.

MOTIENT CORPORATION

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is ~~made as of~~effective as of , 2005 and amends and restates in is entirety the Registration Rights Agreement dated April 15, 2005 (the “Prior Agreement”) by and among ~~MOTIENT CORPORATION~~Motient Corporation, a Delaware corporation, (the “Company”)~~,~~ and each ~~investor listed on Schedule 1 hereto~~purchaser of the Company’s Series A Preferred (each such  ~~investor~~purchaser, individually, ~~an “Investor~~a “Purchaser” and, collectively, the “~~Investors”).~~ Purchasers”) set forth on Schedule 1 to the Prior Agreement.

WHEREAS, the Prior Agreement was entered into by the Company ~~has agreed to issue and sell to the Investors, and the Investors have agreed to~~and the Purchasers in connection with the purchase ~~from~~by the ~~Company, an aggregate~~Purchasers of ~~408,500~~ shares (the “Series A Shares”) of the Company's Series A Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) and was binding on all assignees and transferees of the Series A Shares who agreed to be bound by the terms thereof;

~~WHEREAS, the Shares are being issued to the Investors at a per share price and upon the terms and conditions set forth in the Securities Purchase Agreement, dated as of the date hereof, between the Company and the Investors (the “Securities Purchase Agreement”); and~~

WHEREAS, on the date hereof the Company consummated an exchange offer (the “Exchange Offer”) pursuant to which certain holders of Series A Shares exchanged their Series A Shares for shares (the “Series B Shares” and, together with the Series A Shares, the “Shares”) of Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”); and

~~WHEREAS, the terms of the Securities Purchase Agreement provide that it shall be a condition precedent to the closing of the transactions thereunder, for the Company and the Investors to execute and deliver this Agreement.~~

WHEREAS, the Prior Agreement could be amended by obtaining the written consent of the Company and the holders of a majority of the then outstanding Registrable Shares (as defined in the Prior Agreement), and the holders of Series A Shares who exchanged their Series A Shares for Series B Shares in the Exchange Offer constituted the holders of a majority of the then outstanding Registrable Securities, and pursuant to the terms of the Exchange Offer such holders consented to the amendments to the Prior Agreement set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS. The following terms shall have the meanings provided therefor below or elsewhere in this Agreement as described below:

“Affiliates” means any Person that, directly or indirectly, through one or more intermediaries, controls,

is controlled by, or is under common control with, a Person, as such terms are used and construed under Rule 144, and in all cases including, without limitation, any Person that serves as a general partner and/or investment adviser or in a similar capacity of such a Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“~~Certificate~~Certificates of Designations” means the Series A Certificate of Designations ~~of Series A Preferred Stock filed by the Company on or before the Closing Date with the Secretary of State of the State of Delaware~~and the Series B Certificate of Designations.

“Closing Date” has the meaning set forth in the Securities Purchase Agreement.

“Common Stock” means the Company’s common stock, par value $0.01 per share (including any securities into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event).

“Conversion Shares” means the ~~shares of Common Stock issuable upon conversion of the Series A Preferred Stock as set forth in the Certificate of Designations~~Series A Conversion Shares and the Series B Conversion Shares.

“Dividend Shares” means ~~2,000,000 shares of Common Stock issuable as a dividend on~~ the Series A Dividend Shares and the Series B Dividend Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Investors” means the Series A Investors and/or the Series B Investors.

“Mandatory S-1 Registration Statement” means the Mandatory Series A S-1 Registration Statement and/or the Mandatory Series B S-1 Registration Statement.

“Person” (whether or not capitalized) means an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

~~“Registrable Shares” means, at the relevant time of reference thereto, the Conversion Shares, the Warrant Shares, the Dividend Shares (including any shares of capital stock that may be issued in respect thereof pursuant to a stock split, stock dividend, recombination, reclassification or the like) and any shares of Common Stock issued as a dividend on the Shares in excess of the Dividend Shares, provided, however, that the term “Registrable Shares” shall not include any of the Conversion Shares, Dividend Shares or Warrant Shares that are actually sold pursuant to a registration statement that has been declared effective under the Securities Act by the SEC.~~

“Registrable Shares” means the Series A Registrable Shares and the Series B Registrable Shares.

“Registration Statement” means the Mandatory Series A S-1 Registration Statement, the Mandatory Series B S-1 Registration Statement, any Demand Registration on Form S-3, and any additional registration statements contemplated by this Agreement, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement or Prospectus.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated April 15, 2005 by and among the Company and the Purchasers.

“Series A Certificate of Designations” means the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on April 15, 2005 as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 29, 2005.

“Series B Certificate of Designations” means the Certificate of Designations of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the date hereof.

“Series A Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock as set forth in the Series A Certificate of Designations.

“Series B Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series B Preferred Stock as set forth in the Series B Certificate of Designations.

“Series A Dividend Shares” means the 2,000,000 shares of Common Stock issuable as a dividend on the Series A Shares.

“Series B Dividend Shares” means the 2,000,000 shares of Common Stock issuable as a dividend on the Series B Shares.

“Series A Investors” means the holders of Series A Shares or Series A Registrable Shares.

“Series B Investors” means the holders of Series B Shares or Series B Registrable Shares.

“Series A Registrable Shares” means, at the relevant time of reference thereto, the Series A Conversion Shares, the Warrant Shares, the Series A Dividend Shares (including any shares of capital stock that may be issued in respect thereof pursuant to a stock split, stock dividend, recombination, reclassification or the like) and any shares of Common Stock issued as a dividend on the Series A Shares in excess of the Series A Dividend Shares, provided, however, that the term “Series A Registrable Shares” shall not include any of the Series A Conversion Shares, Series A Dividend Shares or Warrant Shares that are actually sold pursuant to a registration statement that has been declared effective under the Securities Act by the SEC.

“Series B Registrable Shares” means, at the relevant time of reference thereto, the Series B Conversion Shares, the Series B Warrant Shares, the Dividend Shares (including any shares of capital stock that may be issued in respect thereof pursuant to a stock split, stock dividend, recombination, reclassification or the like) and any shares of Common Stock issued as a dividend on the Series B Shares in excess of the Series B Dividend Shares, provided, however, that the term “Series B Registrable Shares” shall not include any of the Series B Conversion Shares, Series B Dividend Shares or Warrant Shares that are actually sold pursuant to a registration statement that has been declared effective under the Securities Act by the SEC.

“Warrants” means the warrants to purchase Common Stock, dated ~~as of the date hereof,~~April 15, 2005, issued by the Company to the ~~Investors~~Purchasers pursuant to the Securities Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

2.           MANDATORY FORM S-1 REGISTRATION.

(a)          ~~As promptly as possible after the date hereof, and in any event prior to the date that is seventy (70) days following the Closing Date (the “Mandatory Filing Date”), the Company shall prepare and~~

~~file~~(i)       On June 24, 2005 the Company filed with the SEC a Registration Statement on Form S-1 for the purpose of registering under the Securities Act all of the Series A Registrable Shares for resale by, and for the account of, each ~~Investor~~Purchaser as an initial selling stockholder thereunder (the “Mandatory Series A S-1 Registration Statement”). The Mandatory Series A S-1 Registration Statement shall permit the Series A Investors to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Series A Registrable Shares. The Company agrees to use its best efforts to cause the Mandatory Series A S-1 Registration Statement to be declared effective as soon as possible but in no event later than the date that is (i) one hundred fifteen (115) days following the Closing Date in the event the Mandatory Series A S-1 Registration Statement is not reviewed by the SEC or (ii) one hundred forty-five (145) days following the Closing Date in the event the Mandatory Series A S-1 Registration Statement is reviewed by the SEC (the “Mandatory Effective Date”) (including filing with the SEC, within three (3) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Mandatory Series A S-1 Registration Statement will not be “reviewed” or will not be subject to further review, a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act (an “Acceleration Request”), which request shall request an effective date that is within three (3) Business Days of the date of such request). The Company shall notify each Investor in writing promptly (and in any event within one (1) Business Day) after the Company's submission of an Acceleration Request to the SEC~~.~~ relating to the Mandatory Series A S-1 Registration Statement. The Company shall be required to keep the Mandatory Series A S-1 Registration Statement continuously effective (including through the filing of any required post-effective amendments) until the earlier to occur of (i) the date after which all of the Series A Registrable Shares registered thereunder shall have been sold and (ii) the second (2nd) anniversary of the later to occur of (a) the Closing Date and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional Warrant Shares as to which the Warrant may become exercisable; provided, that in either case such date shall be extended by the amount of time of any Suspension Period (as defined below). Thereafter, the Company shall be entitled to withdraw the Mandatory Series A S-1 Registration Statement and, upon such withdrawal, the Series A Investors shall have no further right to offer or sell any of the Series A Registrable Shares pursuant to the Mandatory Series A S-1 Registration Statement (or any prospectus relating thereto).

(ii) As promptly as possible after the date hereof, the Company shall prepare and file with the SEC a Registration Statement on Form S-1 for the purpose of registering under the Securities Act all of the Series B Registrable Shares for resale by, and for the account of, each Series B Investor as an initial selling stockholder thereunder (the “Mandatory Series B S-1 Registration Statement”). The Mandatory Series B S-1 Registration Statement shall permit the Series B Investors to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Series B Registrable Shares. The Company agrees to use its best efforts to cause the Mandatory Series B S-1 Registration Statement to be declared effective as soon as possible following the date it is filed with the SEC. The Company shall notify each Series B Investor in writing promptly (and in any event within one (1) Business Day) after the Company's submission of an Acceleration Request to the SEC relating to the Mandatory Series B S-1 Registration Statement. The Company shall be required to keep the Mandatory Series B S-1 Registration Statement continuously effective (including through the filing of any required post-effective amendments) until the earlier to occur of (i) the date after which all of the Series B Registrable Shares registered thereunder shall have been sold and (ii) the second (2nd) anniversary of the later to occur of (a) the Closing Date and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional Warrant Shares as to which the Warrant may become exercisable; provided, that in either case such date shall be extended by the amount of time of any Suspension Period (as defined below). Thereafter, the Company shall be entitled to withdraw the Mandatory Series B S-1 Registration Statement and, upon such withdrawal, the Series B Investors shall have no further right to offer or sell any of the Series B Registrable Shares pursuant to the Mandatory Series B S-1 Registration Statement (or any prospectus relating thereto).

(b)         Notwithstanding anything in this Section 2 to the contrary, if the Company shall furnish to the Series A Investors and/or the Series B Investors, as applicable, a certificate signed by the President, Chief Executive Officer or Chief Operating Officer of the Company stating that the Board has made the good faith determination (i) that the continued use by the Series A Investors of the Mandatory Series A S-1 Registration Statement and/or the continued use by the Series B Investors of the Mandatory Series B S-1 Registration Statement, as applicable, for purposes of effecting offers or sales of Registrable Shares pursuant hereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the applicable Mandatory S-1 Registration Statement (or the Prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (ii) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would not be in the best interests of the Company and (iii) that it is therefore essential to suspend the use by the Series A Investors or the Series B Investors, as applicable, of  ~~the~~such Mandatory S-1 Registration Statement (and the Prospectus relating thereto), then the right of the applicable Investors to use  ~~the~~such Mandatory S-1 Registration Statement (and the Prospectus relating thereto) for purposes of effecting offers or sales of Registrable Shares pursuant thereto shall be suspended for a period (the “Suspension Period”) not greater than fifteen (15) consecutive Business Days during any consecutive twelve (12) month period. During the Suspension Period, the Investors shall not offer or sell any Registrable Shares pursuant to or in reliance upon the applicable Mandatory S-1 Registration Statement (or the Prospectus relating thereto). The Company agrees that, as promptly as possible, but in no event later than one (1) Business Day, after the consummation, abandonment or public disclosure of the event or transaction that caused the Company to suspend the use of  ~~the~~a Mandatory S-1 Registration Statement (and the Prospectus relating thereto) pursuant to this Section 2(b), the Company will as promptly as possible lift any suspension, provide the impacted Investors with revised Prospectuses, if required, and will notify the impacted Investors of their ability to effect offers or sales of Registrable Shares pursuant to or in reliance upon  ~~the~~such Mandatory S-1 Registration Statement.

(c)           It shall be a condition precedent to the obligations of the Company to register Registrable Shares for the account of an Investor pursuant to this Section 2 that such Investor furnish to the Company such information regarding itself, the Registrable Shares held by it, and the method of disposition of such Registrable Shares as shall be required by the Securities Act to effect the registration of such Investor's Registrable Shares.

(d)           Notwithstanding anything in this Agreement to the contrary, the Investors’ sole remedy for the failure of the Company to file the Mandatory Series B S-1 Registration Statement as promptly as possible after the date hereof, ~~and in any event on or prior to the Mandatory Filing Date,~~ or for the failure of the Company to make effective the Mandatory Series A S-1 Registration Statement on or prior to the Mandatory Effective Date, shall be the vesting of the Warrants as provided for therein.

2A.	MANDATORY S-3 REGISTRATION RIGHTS.

(a)           If, at any time any Registrable Shares are not able to be resold pursuant to an effective Registration Statement, (i) Form S-3 (or other equivalent form) is then available for the registration of such Registrable Shares and (ii) the Company shall receive from any Investor (including for this purpose its Affiliates) who holds (or who together hold) at least twenty-five percent (25%) of the then outstanding Registrable Shares a written request or requests (a “Demand Notice”) that the Company effect a registration on Form S-3 (a “Demand Registration”), or any successor or substitute form, with respect to all or a part of the Registrable Shares owned by such Investor(s), then the Company will promptly give written notice of the proposed registration and the Investor's or Investors' request therefor to all other Investors, and use best efforts to effect such registration, as soon as practicable and in any event within thirty (30) days, of all or such portion of such Investors’ Registrable Shares as are specified in such request, together with all or such portion of the Registrable Shares of any other Investor or Investors joining in such request as are specified in a written request given by such other Investor or Investors within ten (10) Business Days after receipt of such written notice from the Company; provided, however, that the Company may temporarily suspended the use of such registration statement for the same reasons and on the same terms as described in Section 2(b) above. The Company shall not be required to effect more than three (3) registrations pursuant to this Section 2A(a) during any consecutive twelve (12) month period.

(b)           It shall be a condition precedent to the obligations of the Company to register Registrable Shares for the account of an Investor pursuant to this Section 2A that such Investor furnish to the Company such information regarding itself, the Registrable Shares held by it, and the method of disposition of such Registrable Shares as shall be required by the Securities Act to effect the registration of such Investor's Registrable Shares.

3.	“PIGGYBACK” REGISTRATION.

(a)           If at any time any Registrable Shares are not able to be resold pursuant to an effective Registration Statement, and the Company proposes to register any of its Common Stock under the Securities Act, whether as a result of an offering for its own account or the account of others (but excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor Forms), the Company shall, each such time, give to the Investors twenty (20) days' prior written notice of its intent to do so, and such notice shall describe the proposed registration and shall offer such Investors the opportunity to register such number of Registrable Shares as each such Investor may request. Upon the written request of any Investor given to the Company within fifteen (15) days after the receipt of any such notice by the Company, the Company shall include in such Registration Statement all or part of the Registrable Shares of such Investor, to the extent requested to be registered.

(b)           If a registration pursuant to Section 3 hereof involves an underwritten offering and the managing underwriter shall advise the Company in writing that, in its opinion, the number of shares of Common Stock requested by the Investors to be included in such registration is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of Common Stock offered in such offering, then, notwithstanding anything in this Section 3 to the contrary, the Company shall only be required to include in such registration, to the extent of the number of shares of Common Stock which the Company is so advised can be sold in such offering, (i) first, the number of shares of Common Stock requested to be included in such registration for the account of any stockholders of the Company (including the Investors), pro rata among such stockholders on the basis of the number of shares of Common Stock that each of them has requested to be included in such registration, and (ii) second, any shares of Common Stock proposed to be included in such registration for the account of the Company.

(c)           In connection with any offering involving an underwriting of shares, the Company shall not be required under this Section 3 or otherwise to include the Registrable Shares of any Investor therein unless such Investor accepts and agrees to the terms of the underwriting, which shall be reasonable and customary, as agreed upon between the Company and the underwriters selected by the Company.

(d)           It shall be a condition precedent to the obligations of the Company to register Registrable Shares for the account of an Investor pursuant to this Section 3 that such Investor furnish to the Company such information regarding itself, the Registrable Shares held by it, and the method of disposition of such Registrable Shares as shall be required by the Securities Act to effect the registration of such Investor's Registrable Shares.

4.            OBLIGATIONS OF THE COMPANY. In connection with the Company's registration obligations hereunder, the Company shall, as expeditiously as practicable:

(a)           furnish to each Investor copies of all documents filed with the SEC prior to their being filed with the SEC, (ii) use commercially reasonable efforts to cause its officers and directors, counsel and certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of such Investor, to conduct a reasonable investigation within the meaning of the Securities Act, and (iii) notify the Investors of any stop order issued or threatened by the SEC and use best efforts to prevent the entry of such stop order or to remove it if entered.

(b)           prepare and file with the SEC such amendments and supplements, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the Securities Act and to keep the Registration Statement continuously effective as required herein, and prepare and file with the SEC such atial Registration Statements as necessary to register for resale under the Securities Act all of the Registrable Shares (including naming any permitted transferees of

Registrable Shares as selling stockholders in such Registration Statement); (ii) cause any related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as possible to any comments received from the SEC with respect to each Registration Statement or any amendment thereto and as promptly as possible provide the Investors true and complete copies of all correspondence from and to the SEC relating to the Registration Statement (other than correspondence containing material nonpublic information); and (iv) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Shares covered by such Registration Statement as so amended or in such Prospectus as so supplemented.

(c)           Notify the Investors and Investors' counsel as promptly as possible: (i) when the SEC notifies the Company whether there will be a “review” of a Registration Statement and whenever the SEC comments in writing on such Registration Statement and (ii) when a Registration Statement, or any post-effective amendment or supplement thereto, has become effective, and after the effectiveness thereof: (A) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (B) of the issuance by the SEC or any state securities commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Shares or the initiation of any proceedings for that purpose; and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose. Without limitation of any remedies to which the Investors may be entitled under this Agreement, if any of the events described in Section 4(c)(ii)(A), 4(c)(ii)(B), and 4(c)(ii)(C) occur, the Company shall use best efforts to respond to and correct the event.

(d)           Notify the Investors and their counsel as promptly as possible of the happening of any event as a result of which the Prospectus included in or relating to a Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading; and, thereafter, the Company will as promptly as possible prepare (and, when completed, give notice to each Investor) a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Company, the Investors will not offer or sell Registrable Shares pursuant to such Prospectus until the Company has notified the Investors that it has prepared a supplement or amendment to such Prospectus and delivered copies of such supplement or amendment to the Investors (it being understood and agreed by the Company that the foregoing proviso shall in no way diminish or otherwise impair the Company's obligation to as promptly as possible prepare a Prospectus amendment or supplement as above provided in this Section 4(d) and deliver copies of same as above provided in Section 4(h) hereof), and it being further understood that, in the case of the Mandatory S-1 Registration Statement, any such period during which the Investors are restricted from offering or selling Registrable Shares shall constitute a Suspension Period.

(e)           Upon the occurrence of any event described in Section 4(d) hereof, as promptly as possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)            Use best efforts to avoid the issuance of or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of any Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as possible (it being understood that, in the case of ~~the~~a Mandatory S-1 Registration Statement, any period during which the effectiveness of the Mandatory S-1 Registration Statement or the qualification of any Registrable Shares is suspended shall constitute a Suspension Period).

(g)           Furnish to the Investors and their counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, and all exhibits to the extent requested by such Investor or their counsel (including those previously furnished or incorporated by reference) as promptly as possible after the filing of such documents with the SEC.

(h)           As promptly as possible furnish to each selling Investor, without charge, such number of copies of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents (including, without limitation, Prospectus amendments and supplements) as each such selling Investor may reasonably request in order to facilitate the disposition of the Registrable Shares covered by such Prospectus and any amendment or supplement thereto. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Investors in connection with the offering and sale of the Registrable Shares covered by such Prospectus and any amendment or supplement thereto to the extent permitted by federal and state securities laws and regulations.

(i)            Use best efforts to register and qualify (or obtain an exemption from such registration and qualification) the Registrable Shares under such other securities or blue sky laws of the states of residence of each Investor and such other jurisdictions as each Investor shall reasonably request, to keep such registration or qualification (or exemption therefrom) effective during the periods each Registration Statement is effective, and do any and all other acts or things which may be reasonably necessary or advisable to enable each Investor to consummate the public sale or other disposition of Registrable Shares in such jurisdiction, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it is not then qualified or subject to process.

(j)            Cooperate with the Investors to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Securities Purchase Agreement and applicable law, of all restrictive legends, and to enable such Registrable Shares to be in such denominations and registered in such names as such Investors may request.

(k)           Cooperate with any reasonable due diligence investigation undertaken by the Investors, any managing underwriter participating in any disposition pursuant to a Registration Statement, Investors' Counsel and any attorney, accountant or other agent retained by Investors or any managing underwriter, in connection with the sale of the Registrable Shares, including, without limitation, making available any documents and information; provided, however, that the Company will not deliver or make available to any Investor material, nonpublic information unless such Investor specifically requests and consents in advance in writing to receive such material, nonpublic information and, if requested by the Company, such Investor agrees in writing to treat such information as confidential.

(l)            At the request of an Affiliate, the Company shall amend any Registration Statement to include such Affiliate as a selling stockholder in such Registration Statement.

(m)          Comply with all applicable rules and regulations of the SEC in all material respects.

(n)           Prior to issuing any dividends on the shares of Series A Preferred Stock or Series B Preferred Stock payable in shares of Common Stock in an amount in excess of the Dividend Shares, the Company will file a registration statement registering the resale of such additional shares of Common Stock and such registration statement shall be effective on the date such dividend is declared by the Board.

5.            EXPENSES OF REGISTRATION. The Company shall pay for all expenses incurred in connection with a registration pursuant to this Agreement and compliance with Section 4 of this Agreement, including without limitation (i) all registration, filing and qualification fees and expenses (including without limitation those related to filings with the SEC, The NASDAQ Stock Market, or any national securities exchange upon which the Company’s securities are listed and in connection with applicable state securities or blue sky laws), (ii) all printing expenses, (iii) all messenger, telephone and delivery expenses incurred by the Company, (iv) all fees and disbursements of counsel for the Company and Investors' counsel, and (v) all fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

6.             DELAY OF REGISTRATION. Subject to Section 11(d) hereof, the Investors and the Company (other than with respect to Section 4(d) hereof) shall not take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy which might arise with respect to the interpretation or implementation of this Agreement.

7.             INDEMNIFICATION. In the event that any Registrable Shares of the Investors are included in a Registration Statement pursuant to this Agreement:

(a)           To the fullest extent permitted by law, the Company will indemnify and hold harmless each Investor and each officer, director, fiduciary, agent, investment advisor, employee, member (or other equity holder), general partner and limited partner (and affiliates thereof) of such Investor, each broker, underwriter or other person acting on behalf of such Investor and each person, if any, who controls such Investor within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, (the “Losses”) to which they may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or relate to any untrue or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or relate to the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and leading to action or inaction required of the Company in connection with such registration or qualification under such Securities Act or state securities or blue sky laws; and, subject to the provisions of Section 7(c) hereof, the Company will reimburse on demand such Investor, such broker or other person acting on behalf of such Investor or such officer, director, fiduciary, employee, member (or other equity holder), general partner, limited partner, affiliate or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Losses to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the Registration Statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such Registration Statement.

(b)           To the fullest extent permitted by law, each Investor, severally (as to itself) and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, and all other Investors against any Losses to which the Company or any such director, officer or controlling person or other Investor may become subject to, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereto) solely arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, or solely arise out of or relate to the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading , in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such Registration Statement; and, subject to the provisions of Section 7(d) hereof, such Investor will reimburse on demand any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or other Investor in connection with investigating or defending any such Losses, provided, however, that the maximum aggregate amount of liability of such Investor under this

Section 7 shall be limited to the proceeds (net of underwriting discounts and commissions, if any) actually received by such Investor from the sale of Registrable Shares covered by such Registration Statement; and provided, further, however, that the indemnity agreement contained in this Section 7(b) or Section 7(e) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Investor against which the request for indemnity is being made (which consent shall not be unreasonably withheld).

(c)           As promptly as possible after receipt by an indemnified party under this Section 7 of notice of the threat, assertion or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume at its expense the defense thereof with counsel mutually satisfactory to the parties; provided, however, that, the failure to notify an indemnifying party promptly of the threat, assertion or commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 7 except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the indemnifying party.

(d)           If any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 7, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 7. Subject to the foregoing, an indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Company.

(e)           If the indemnification provided for in this Section 7 from the indemnifying party is applicable by its terms but unavailable to an indemnified party hereunder in respect of any Losses, then the indemnifying party, in lieu of indemnifying such indemnified party, shall, subject to the maximum aggregate liability of any Investor as set forth in Section 7(b), contribute to the amount paid or payable by such indemnified party as a result of such Losses or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Losses or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b), 7(c) and 7(d), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the this paragraph.

(f)            The indemnity and contribution agreements contained in this Section are in addition to any liability that any indemnifying party may have to any indemnified party.

8.            REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investors to sell the Registrable Shares to the public without registration, the Company agrees to use best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Securities Act or the Exchange Act; (iii) as long as any Investor owns any Conversion Shares, Warrant Shares or Dividend Shares, to furnish in writing upon such Investor's request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and to furnish to such Investor a copy of the most recent annual and quarterly reports of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing such Investor of any rule or regulation of the SEC permitting the selling of any such Conversion Shares, Warrant Shares or Dividend Shares without registration, and (iv) undertake any additional actions reasonably necessary to maintain the availability of a Registration Statement, including any successor or substitute forms, or the use of Rule 144.

9.             TRANSFER OF REGISTRATION RIGHTS. Each Investor may assign or transfer any or all of its rights under this Agreement to any Person, provided such assignee or transferee agrees in writing to be bound by the provisions hereof that apply to such assigning or transferring Investor. Upon any such, and each successive, assignment or transfer to any permitted assignee or transferee in accordance with the terms of this Section 9, such permitted assignee or transferee shall be deemed to be an “Investor” for all purposes of this Agreement.

10.          ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and it also supersedes any and all prior negotiations, correspondence, agreements or understandings with respect to the subject matter hereof.

11.          MISCELLANEOUS.

(a)          This Agreement, and any right, term or provision contained herein, may not be amended, modified or terminated, and no right, term or provision may be waived, except with the written consent of (i) the holders of a majority of the then outstanding Registrable Shares and (ii) the Company; provided that any amendment or modification that is materially and disproportionately adverse to any particular Investor (as compared to all Investors as a group) shall require the consent of such Investor.

(b)          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns and transferees, provided that the terms and conditions of Section 9 hereof are satisfied. Notwithstanding anything in this Agreement to the contrary, if at any time any Investor (including any successors or assigned) shall cease to own any Registrable Shares, all of such Investor's rights under this Agreement shall immediately terminate.

(c)           Any notices to be given pursuant to this Agreement shall be in writing and shall be given by certified or registered mail, return receipt request. Notices shall be deemed given when personally delivered or when mailed to the addresses of the respective parties as set forth on Exhibit A  ~~or Schedule 1 hereto, as applicable~~with respect to the Company and at the address reflected in the transfer records of the Company with respect to the Investors, or to such changed address of which any party may notify the others pursuant hereto, except that a notice of change of address shall be deemed given when received. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 11(c) if sent with return receipt requested to the electronic mail address specified by the receiving party on Exhibit A  ~~or Schedule 1 hereto, as applicable~~with respect to the Company or at the address reflected in the transfer records of the Company with respect to the Investors. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party~~. Any party who does not wish to receive notices as Electronic Notice shall include such request on  Schedule 1 hereto and shall be entitled to receive all notices in non-electronic form~~.

(d)           The parties acknowledge and agree that in the event of any breach of this Agreement, remedies at law will be inadequate, and each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and to such appropriate injunctive relief as may be granted by a court of competent jurisdiction. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

(e)           This Agreement may be executed in a number of counterparts. All such counterparts together shall constitute one Agreement, and shall be binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

(f)           Except as contemplated in Section 9 hereof, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto.

(g)           If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

[Signature Pages Follow]

                IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date and year first above written.

MOTIENT CORPORATION

By:  _______________________________________

        Christopher Downie,
        Executive Vice President and Chief
        Operating Officer

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit A

All correspondence to the Company shall be addressed as follows:

Motient Corporation
300 Knightsbridge Parkway
Lincolnshire, IL 60069
Attention: Christopher Downie, Executive Vice President and Chief Operating Officer
Facsimile: (847) 478-4810
Chris.Downie@Motient.com

with copies (which shall not constitute Notice) to:

Motient Corporation
300 Knightsbridge Parkway
Lincolnshire, IL 60069
Attention: Robert Macklin, Esq.
Facsimile: (847) 478-4810
Robert.Macklin@Motient.com

and

Andrews Kurth LLP
450 Lexington Avenue
New York, NY 10017
Attention: Paul Silverstein, Esq.
Facsimile: (212) 850-2929
psilverstein@andrewskurth.com

~~Schedule 1~~

~~Schedule of Investors~~

ANNEX C

AMENDED AND RESTATED ESCROW AGREEMENT

The following sets forth the Amended and Restated Escrow Agreement presented to show changes from the Escrow Agreement. Deleted text is shown in “strike through” format and new text is presented with an underline.

AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT, ~~dated~~is effective as of ~~April 15,~~  __________ , 2005, (the “Agreement”) and amends and restates in its entirety the Escrow Agreement dated April 15, 2005 (the “Prior Agreement”) by and among Motient Corporation, a Delaware corporation (the “Company”) and EquiServe Trust Company N.A., a National Trust Company, a wholly-owned subsidiary of EquiServe Inc., as escrow agent (the “Escrow Agent”).

WHEREAS, ~~the Company has agreed to issue and sell to certain investors, and the investors have agreed to purchase from the Company,~~on April 15, 2005 the Company issued an aggregate of 408,500 shares (the “Series A Shares”) of the Company’s Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”); and

WHEREAS, the Series A Shares ~~are being~~were issued to the investors at a per share price and upon the terms and conditions set forth in the Securities Purchase Agreement~~,~~ dated as of the date hereof~~,~~ between the Company and the purchasers listed on Schedule ~~1~~I thereto (the “Securities Purchase Agreement”); and

WHEREAS, the terms of the Securities Purchase Agreement and ~~the~~ Certificate of Designations of the Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on April 15, ~~2005 (the “~~2005, as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 29, 2005 (the “Series A Certificate of Designations”) ~~provide~~, provided that it ~~shall be~~was a condition precedent to the closing of the transactions under the Securities Purchase Agreement~~,~~ for the Company to deposit 10.5% of the total proceeds received by the Company from the sale of the Series A Preferred Stock pursuant to the terms of ~~this~~the Prior Agreement; and

WHEREAS, on the date hereof the Company consummated an exchange offer (the “Exchange Offer”) pursuant to which a majority of the holders of Series A Shares exchanged their Series A Shares for shares (the “Series B Shares” and, together with the Series A Shares, the “Shares”) of Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), and the Certificate of Designations of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or before the date hereof (the “Series B Certificate of Designations” and, together with the Series A Certificate of Designations, the “Certificates of Designations”) requires that the Company retain the amounts deposited pursuant to the Prior Agreement for the benefit of the holders of Series B Shares, as well as the holders of Series A Shares who elected not to exchange such shares in the Exchange Offer; and

WHEREAS, the Prior Agreement could be amended by obtaining the written consent of the Company and the Escrow Agent, both the Company and the Escrow Agent have consented to the Amendments to the Prior Agreement set forth in this Agreement and, in connection with the Exchange Offer, the holders of the Series A Shares who exchanged their Series A Shares for Series B Shares, who constituted a majority of the holders of Series A Shares, pursuant to the terms of the Exchange Offer also consented to the Amendments to the Prior Agreement set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.              Appointment of Escrow Agent. The Company hereby appoints EquiServe Trust Company N.A. as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 2.              Deposit into the Escrow Property. ~~The Company, simultaneously with the execution and delivery of this Agreement, has caused to be~~On or about April 15, 2005, the Company deposited with the Escrow Agent the sum of $42,892,500 in immediately available funds (the “Escrowed Proceeds”), and which Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Earnings”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property”. The Escrow Agent shall have no duty to solicit the Escrow Property.

Section 3.              Investment of the Escrow Property. During the term of this Agreement, the Escrow Agent shall invest and reinvest the Escrow Property in any of the following investments, in each case at the written direction of the Company. In the event the Company makes no investment election, Escrow Agent shall invest and reinvest the Escrow Property in the investments listed in Section 3(1) below:

(1)           direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or

(2)           any of the approved Directed Investment/Escrow Money Market Funds set forth on Schedule A hereto.

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Property shall except as otherwise provided herein remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 4 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

Section 4.              Distribution of Escrow Property. The Escrow Agent shall hold the Escrow Property in its possession until instructed hereunder to deliver the Escrow Property or any specified portion thereof in accordance with a written release notice signed by an authorized person of the Company. Subject to 9.8(b), if the Escrow Property is disbursed in accordance with a court order, the Company shall represent to the Escrow Agent that such court order is final and non-appealable.

The Escrow Proceeds shall be distributed to the Company to be paid to the holders of ~~Series A~~ Preferred Stock (i) as dividend payments on the shares of ~~Series A~~ Preferred Stock when and as declared by the Board of Directors of the Company to the holders of shares of ~~Series A~~ Preferred Stock who are record holders of ~~Series A~~ Preferred Stock on the record date for the payment of such dividend, (ii) pursuant to the redemption of shares of ~~Series A~~ Preferred Stock, or (iii) upon the liquidation, dissolution or winding up of the Company, each pursuant to the terms of the applicable Certificate of Designations and upon the Company’s certification to the Escrow Agent of the authorization of such distribution. Upon any conversion of shares of ~~Series A~~ Preferred Stock pursuant to the terms of the applicable Certificate of Designations, the amount of the Escrow Proceeds attributable to accrued and unpaid dividends and future dividends through and including the fourth semi-annual dividend on such converted shares shall be released to the Company upon the Company’s certification to the Escrow Agent of its entitlement thereto. Notwithstanding the forgoing, such distributions shall be effected pursuant to the terms of that certain Transfer Agency and ~~Serices~~Services Agreement dated as of the date hereof between the parties hereto (the “TA Agreement”), and in particular Section 4 thereof.

Earnings on the Escrow Proceeds shall be distributed from time to time to the Company.

Section 5.               Termination. The Escrow Agent shall distribute the remaining balance, if any, of the Escrow Property to the Company following the earliest to occur of (i) the payment of the fourth semi-annual dividend to be paid on the shares of ~~Series A~~ Preferred Stock, (ii) the complete redemption of all shares of ~~Series A~~ Preferred Stock (iii) the conversion of all shares of ~~Series A~~  Preferred Stock or (iv) the liquidation, dissolution or winding up of the Company, each pursuant to the terms of the ~~Certificate~~ Certificates of Designations.

This Escrow Agreement shall terminate upon the distribution of all Escrow Property from the account established hereunder. The provisions of Sections 6, 8 and 9 shall survive the termination of this Escrow Agreement and the earlier resignation or removal of the Escrow Agent.

Section 6.              Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from the Company for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Company and the Escrow Agent (as such fees may be adjusted from time to time). It is understood by all parties that an invoice for the annual fee will be rendered to and payable by the Company on ~~the~~ the effective date of the transaction and annually on that date thereafter. The Company shall reimburse the Escrow Agent on demand for all loss, liability, damage, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. At all times, the Escrow Agent will have a right of set off and first lien on the funds in the Escrow Property for payment of customary fees and expenses and all such loss, liability, damage or expenses. Such compensation and expenses shall be paid from the Escrow Property to the extent not otherwise paid hereunder. The obligations contained in this Section 6 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

Section 7.              Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Company. The Company may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent. Upon such notice, a successor escrow agent shall be appointed by the Company that shall be a commercial bank or trust company or other entity of good reputation and reasonably capable of performing the services of the Escrow Agent hereunder, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to or fails to appoint a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Company at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Property, or hold any interest earned in respect of the Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Property as set forth in this Section 7, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

Section 8.              Indemnification of Escrow Agent. The Company shall indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney's fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys' and consultants' fees and expenses and court costs except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 8 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent. Escrow Agent’s liability hereunder shall be limited in accordance with Section 10 of the TA Agreement.

Section 9.                The Escrow Agent.

(1)           The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Company or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(2)           If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(3) (a)    The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Company or any entity acting on behalf of the Company, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

(b)           If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent or its counsel hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of any interest earned in respect of the Escrow Property an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(c)           As security for the due and punctual performance of any and all of the Company’s obligations to the Escrow Agent hereunder, now or hereafter arising, the Company hereby pledges, assigns and grants to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Earnings thereon or additions thereto. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Company and all third parties in accordance with the terms of this Escrow Agreement.

(d)           The Escrow Agent may consult with legal counsel of its own choosing, at the expense of the Company, as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, war, or terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(f)            The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(4)           The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(5)           The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(6)           At any time the Escrow Agent may request an instruction in writing in English from the Company and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) business days after the Company receives the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(7)           When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Company or is not in the form the Company sent or intended to send (whether due to fraud, distortion or otherwise). The Company shall indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(8) (a)    In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by the Company, which eliminates such ambiguity or uncertainty.

(b)           In the event of any dispute between or conflicting claims among the Company and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company or such other person or entity for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Company.

(c)           The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(9)           The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Escrow Agent with an appropriate W-9 form for tax identification number certification. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(10)         The Escrow Agent shall provide to the Company monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Company unless the Escrow Agent is notified in writing, by the Company, to the contrary within thirty (30) business days of the date of the Company’s receipt of such statement.

Section 10.            Miscellaneous. (a) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(b)           This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without reference to the principles of conflict of laws.

(c)           Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of Massachusetts and of any Federal Court located in the State of Massachusetts in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

(d)           All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid)or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company, to:

Motient Corporation

300 Knightsbridge Parkway

Lincolnshire, Illinois 60069

Attention: General Counsel

Telecopy: (847) 478-4810

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas

Attention: Mark Young

Telecopy: (713) 220-4285

                If to the Escrow Agent, to:

EquiServe Trust Company N.A.

Corporate Trust Department

Attention Mr. John Ryan

250 Royall Street

Canton, Massachusetts 02021

Telecopy No.: (781) 575-2285

(e)           The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f)            This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g)           This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h)           The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(i)            The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(j)            Any payments of income from the Escrow Property shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Escrow Agent with its Employer Identification Number for use by the Escrow Agent if necessary. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Property and will not be responsible for any other reporting.

(k)           This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(l)            The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(m)          The Company hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by the Company does not and will not violate any applicable law or regulation.

(n)           The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(o)           No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “EquiServe Trust Company N.A.” or any of its respective affiliates by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

(p)           For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Massachusetts.

(q) This Agreement shall be ~~goverened~~governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Escrow Agreement as of the day and year first above written.

MOTIENT CORPORATION By ___________________________________ Name: Title:
EQUISERVE TRUST COMPANY N.A., as Escrow Agent By __________________________________ Name: Title:

Schedule A

Bank of America

Directed Investment/Escrow Money Market Funds

Fund	Fund #
Nations Cash Reserve Fund	# 261
Nations Money Market Reserves Fund	# 268
Nations Treasury Reserves Fund	# 262
Nations Government Reserves Fund	# 263

ANNEX D

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of Motient Corporation’s executive officers and directors as of October 11, 2005. The address of each such person is c/o Motient Corporation., 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069.

Name	Title
Christopher W. Downie	Executive Vice President, Chief Operating Officer and Treasurer
Dennis W. Matheson	Senior Vice President and Chief Technology Officer
Deborah L. Peterson	Vice President, Systems Engineering and Solutions
Richard V. Crawford	Vice President, Network Engineering
Robert L. Macklin	General Counsel and Secretary
Myrna J. Newman	Controller and Chief Accounting Officer
Steven G. Singer	Director, Chairman of the Board
Gerald S. Kittner	Director
Barry A. Williamson	Director
Jonelle St. John	Director
James D. Dondero	Director
Raymond L. Steele	Director
C. Gerald Goldsmith	Director

The Exchange Agent for the Exchange Offer is:

Computershare

By Overnight Courier or Hand:	By Hand in New York:	By Registered or Certified Mail:
Computershare Attn: Corporate Actions 250 Royall Street Canton, Massachusetts 02021	Computershare Attn: Corporate Actions 17 Battery Place, 11th Floor New York, New York 10004 For Information: (800) 311-5628	Computershare Attention: Corporate Actions P.O. Box 43014 Providence, Rhode Island 02940-3014

Requests for assistance with the Exchange Offer and requests for additional copies of this Company Notice and the Letter of Transmittal may be directed to the Exchange Agent at the address and telephone numbers set forth above. Beneficial owners may also contact their Custodian for assistance concerning the Exchange Offer.